UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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OXFORD INDUSTRIES, INC.
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NOTICE AND PROXY STATEMENT

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on October 9, 2007

TIME:	3:00 p.m., local time, on Tuesday, October 9, 2007
PLACE:	Oxford Industries, Inc. 222 Piedmont Avenue, N.E. Atlanta, Georgia 30308
ITEMS OF BUSINESS:	(1) To elect four directors to serve on our board of directors for a term of three years;
(2) To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the fiscal year which commenced June 2, 2007; and
(3) To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.
WHO MAY VOTE:	You can vote if you were a holder of record of the Company’s common stock as of the close of business on August 15, 2007.
DATE OF NOTICE:	September 4, 2007
DATE OF MAILING:	This notice and the accompanying proxy statement are first being mailed to shareholders on or about September 6, 2007.

A list of the Company’s shareholders entitled to vote at the annual meeting will be available for examination by any shareholder of the Company, or his or her agent or attorney, at the annual meeting.

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE IN PERSON.

By Order of the Board of Directors,

Thomas E. Campbell
Secretary

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

PROXY STATEMENT

For Annual Meeting of Shareholders
To Be Held on October 9, 2007

ABOUT THE MEETING

Why did you send me this proxy statement?

The Board of Directors of Oxford Industries, Inc., a Georgia corporation, seeks your proxy for use in voting at our 2007 Annual Meeting of Shareholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, on Tuesday, October 9, 2007, at 3:00 p.m., local time. We will begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card on or about September 6, 2007 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Shareholders for Fiscal 2007.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for our 2007 Annual Meeting of Shareholders. These three officers are J. Hicks Lanier, Thomas C. Chubb III and Thomas E. Campbell.

What am I voting on?

You will be voting on each of the following:

1. To elect four directors to serve on our board of directors for a term of three years;

2. To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the fiscal year which commenced June 2, 2007; and

3. To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

As of the date of this proxy statement, the Board of Directors knows of no other matter that will be brought before the annual meeting.

You may not cumulate your votes for any matter being voted on at the annual meeting, and you are not entitled to appraisal or dissenter’s rights.

Who can vote?

You may vote if you owned shares of our common stock as of the close of business on August 15, 2007, the record date for the 2007 Annual Meeting of Shareholders. As of the close of business on August 15, 2007, there were 17,867,780 shares of our common stock outstanding.

How do I vote?

If, on August 15, 2007, your shares of our common stock were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote using one of the following methods:

•	By completing, signing and returning the enclosed proxy; or

•	By attending the annual meeting and voting in person.

If, on August 15, 2007, your shares were held in an account at a bank or broker, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your bank or broker on how to vote the shares in your account. The availability of telephone and/or Internet voting will depend on the voting processes of your bank or broker. Please follow the directions on your proxy card carefully. Even if your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your bank or broker.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee or guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one proxy?

It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares by completing and providing your voting instructions for all proxy cards that you receive.

What if I return my proxy but do not provide voting instructions?

If you sign and return your proxy but do not include voting instructions, your proxy will be voted:

•	FOR the election of the director nominees proposed by the Company’s Board of Directors;

•	FOR the ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the fiscal year which commenced June 2, 2007; and

•	To the extent permitted under applicable law, in the discretion of the proxies on such other matters as may properly come before the annual meeting.

A properly executed proxy card marked “Abstain” with respect to any proposal will not be voted for such proposal.

Can I change my mind after I vote?

If you are a shareholder of record, you may revoke or change your vote with respect to the shares of our common stock that are registered directly in your name by doing any of the following:

•	Delivering a written notice of revocation to the Secretary of the Company, dated later than the proxy you want to revoke, before the vote is taken at the annual meeting;

•	Properly executing and delivering a later dated proxy before the vote is taken at the annual meeting; or

•	Voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

If your shares are held in an account at a bank or broker, then you must follow the instructions provided by your bank or broker in order to revoke or change your vote with respect to those shares held in street name.

How many votes am I entitled to?

You are entitled to one vote for each share of the Company’s common stock that you own on the record date.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the shares of the Company’s common stock issued and outstanding as of the close of business on August 15, 2007 must be present at the annual meeting in person or by proxy. This is referred to as a quorum. Broker non-votes (as described below under “— Will my shares be voted if I do not provide my proxy?”), if any, will be counted as shares present for purposes of determining the presence of a quorum.

How many votes are needed to elect directors?

On April 2, 2007, the Company’s Board of Directors approved an amendment to the Company’s Bylaws to require each director to be elected at an annual meeting of shareholders by a majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election at an annual meeting of shareholders (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is already serving as a director is not elected by a majority of the votes cast at the annual meeting in an uncontested election, under Georgia law the director would continue to serve on the Company’s Board of Directors as a “holdover director.” However, under the Company’s Bylaws, as now in effect, any director who stands for election but fails to be elected must offer to tender his or her resignation to the Company’s Board of Directors. The Company’s Board of Directors, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under the Company’s Bylaws, the Board of Directors is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on the Company’s Board of Directors as a “holdover director.” All of the director nominees for the election of directors at the 2007 Annual Meeting of Shareholders are currently serving on the Company’s Board of Directors.

Abstentions will have no effect on the vote for the election of directors. Shareholders may not cumulate votes in the election of directors.

How many votes are needed to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the fiscal year which commenced June 2, 2007?

Ratification of the appointment of Ernst & Young LLP to serve as our independent auditors during the fiscal year which commenced June 2, 2007 (which we refer to as “fiscal 2008”), as specified in Proposal No. 2, requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

Shareholder ratification of the appointment of auditors is not required by law; however, the Company’s Board of Directors considers the solicitation of shareholder ratification to be in the best interests of the Company and its shareholders. In view of the difficulty and expense involved in changing auditors on short notice, should our shareholders not ratify the selection of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP for fiscal 2008 will be permitted to stand unless the Company’s Board of Directors finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Company’s Board of Directors select other auditors for the following year.

How many votes are needed for other matters?

Approval of any other matter that properly comes before the annual meeting requires the affirmative vote of a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal (except as otherwise provided in our Articles of Incorporation, Bylaws or applicable law for actions requiring a greater percentage of votes in favor of a proposal). The Company’s Board of Directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

Under certain circumstances, your shares may be voted if they are held in the name of a brokerage firm even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority, under the rules of the New York Stock Exchange (which we refer to as the “NYSE”), to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Under the rules of the NYSE, as currently in effect, the election of directors and the ratification of Ernst & Young LLP as the Company’s independent auditors are considered routine matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for a proposal that is not a routine matter, shares for which a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions with respect to that proposal will be deemed a broker non-vote. These proxies will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the non-routine proposal.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or attend the annual meeting and vote in person.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers as of August 15, 2007:

Name	Age	Position Held

J. Hicks Lanier	67	Chairman and Chief Executive Officer
Thomas C. Chubb III	43	Executive Vice President
Miles Gray(1)	61	CEO, Ben Sherman Group
S. Anthony Margolis	65	Group Vice President and CEO, Tommy Bahama Group
James F. Tuman III(1)	59	President, Lanier Clothes
John A. Baumgartner	64	Senior Vice President and Chief Information Officer
K. Scott Grassmyer	46	Senior Vice President and Controller
J. Reese Lanier, Jr.	42	Senior Vice President and Treasurer
Thomas E. Campbell	43	Vice President-Law, General Counsel and Secretary
Christine B. Cole	58	Vice President-Corporate Human Resources
Anne M. Shoemaker	48	Vice President-Internal Audit

(1)	On July 27, 2007, each of Messrs. Gray and Tuman was designated by the Company’s Board of Directors as an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). During the Company’s fiscal year which ended June 1, 2007 (which we refer to as “fiscal 2007”), neither Mr. Gray nor Mr. Tuman was an executive officer of the Company.

All our executive officers are elected by and serve at the discretion of either the Board of Directors or the Chairman.

Mr. J. Hicks Lanier has been Chairman and Chief Executive Officer of the Company since 1981. Mr. Lanier also served as President of the Company from 1977 until 2003. He serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company. He serves on the Audit Committees of SunTrust Banks, Inc. and Crawford & Company. He also serves on the Compensation Committees of Genuine Parts Company and Crawford & Company.

Mr. Thomas C. Chubb III was appointed as Executive Vice President in 2004. From 1999 to 2004, he served as Vice President, General Counsel and Secretary.

Mr. Miles Gray is CEO, Ben Sherman Group (one of the Company’s operating groups) and has held that position since the Company’s acquisition of Ben Sherman Limited in 2004. Prior to joining the Company, Mr. Gray had been the CEO of Ben Sherman Limited since 2000. From 1997 to 2000, Mr. Gray was Ben Sherman’s European Sales & Marketing Director.

Mr. S. Anthony Margolis has been a Group Vice President of the Company and Chief Executive Officer of the Company’s wholly owned subsidiary Tommy Bahama Group, Inc. (formerly known as Viewpoint International, Inc.) since 2003. Prior to joining the Company, Mr. Margolis had been the Chief Executive Officer and President of Viewpoint International, Inc. since 1992. Mr. Margolis currently serves on the Company’s Board of Directors. Mr. Margolis is retiring from the Company’s Board of Directors effective at the 2007 Annual Meeting of Shareholders, when his term expires. In accordance with our Bylaws, Mr. Margolis is ineligible for reelection to another term because he has attained the retirement age of 65 applicable to employee directors of the Company

(other than our Chief Executive Officer), as described elsewhere in this proxy statement under the heading “Election of Directors.”

Mr. James F. Tuman III is President, Lanier Clothes (one of the Company’s operating groups) and has had this position since 2005. From 1994 to 2005, Mr. Tuman served as Group Manager and Vice President — Manufacturing of Lanier Clothes.

Mr. John A. Baumgartner was appointed as Senior Vice President and Chief Information Officer in 2004. From 1992 to 2004, he served as Vice President.

Mr. K. Scott Grassmyer has served as Senior Vice President and Controller since 2004. From 2003 to 2004, he served as Vice President and Controller. Mr. Grassmyer was appointed as Controller in 2002. Prior to joining the Company, he served as Senior Vice President and Chief Financial Officer of Duck Head Apparel Company, Inc., an apparel manufacturer, beginning in 1997.

Mr. J. Reese Lanier, Jr. has served as Senior Vice President and Treasurer since 2004. From 2003 to 2004, he served as Vice President and Treasurer. Mr. Lanier was appointed as Treasurer in 2000.

Mr. Thomas E. Campbell was appointed Vice President-Law, General Counsel and Secretary in 2006. Prior to joining the Company, Mr. Campbell was Senior Counsel at Interface, Inc., a manufacturer and marketer of floor coverings and fabrics, where he had served since 1997.

Ms. Christine B. Cole was appointed as Vice President-Corporate Human Resources in 2004. Prior to joining the Company, Ms. Cole had been the Vice President of Reed Business Information, Inc., a provider of information and communications for a diverse range of business sectors, beginning in 1999.

Ms. Anne M. Shoemaker was appointed as Vice President-Internal Audit in 2004. From 2001 to 2004, she served as Director of Credit and Internal Audit.

ELECTION OF DIRECTORS
(Proposal No. 1)

Board of Directors

On January 8, 2007, the Company’s Board of Directors amended the Company’s Bylaws to increase the number of members on the Company’s Board of Directors from 10 to 11. In connection with this amendment, Mr. George C. Guynn was appointed to the newly created vacancy on the Board of Directors. In addition, Mr. Thomas C. Gallagher resigned from the Board of Directors effective January 8, 2007. Accordingly, there is currently one vacancy on the Company’s Board of Directors.

In accordance with our Articles of Incorporation, the directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to staggered three-year terms. A director holds office until the annual meeting of shareholders held in the year during which the director’s term ends and until his or her successor is elected and qualified.

The Board of Directors’ membership currently consists of three Class I directors, three Class II directors and four Class III directors. In accordance with our Articles of Incorporation, the newly created position to which Mr. Guynn was appointed is currently unclassified, and Mr. Guynn’s term expires at the 2007 Annual Meeting of Shareholders. In addition, at the annual meeting, the terms of S. Anthony Margolis, James A. Rubright, Helen B. Weeks and E. Jenner Wood III, the four current Class III directors, will expire.

Pursuant to our Bylaws, individuals become ineligible for reelection or appointment as a director after reaching the applicable age set forth in the following table, although a director may continue to serve through the end of the term during which he or she reaches such retirement age:

Type of Director	Retirement Age

Non-employee directors actively employed by a company in which such director does not beneficially own a controlling interest	75
All other non-employee directors	72
A current or former chief executive officer of the Company	72
Employee directors (other than a current or former chief executive officer of the Company)	65

The Company’s Board of Directors, based in part on the recommendation of the Nominating, Compensation and Governance Committee, has nominated each of George C. Guynn, James A. Rubright, Helen B. Weeks and E. Jenner Wood III for election as a Class III director to hold office until the annual meeting of shareholders held in 2010 and until his or her successor is elected and qualified. Mr. Margolis, a Group Vice President of the Company and Chief Executive Officer of the Company’s wholly owned subsidiary Tommy Bahama Group, Inc. (which we refer to as the “Tommy Bahama Group”), is retiring from the Company’s Board of Directors, effective at the 2007 Annual Meeting of Shareholders when his term expires, because he has reached the retirement age of 65 applicable to employee directors of the Company (other than our Chief Executive Officer). Mr. Margolis is expected to continue to serve as a Group Vice President of the Company and Chief Executive Officer of Tommy Bahama Group following his retirement from the Company’s Board of Directors. The Board of Directors has not nominated another individual to fill the vacancy that will be created upon Mr. Margolis’ retirement from the Board of Directors. The Company’s other directors are expected to remain in office for the remainder of their respective terms, as indicated below.

The Company’s Bylaws require each director to be elected at an annual meeting of shareholders by a majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In accordance with the Company’s Bylaws, as currently in effect, in order for a shareholder to nominate a director for consideration at the 2007 Annual Meeting of Shareholders, the Company must have received the nomination not prior to May 14, 2007 and not later than June 13, 2007, unless the meeting has been advanced more than 30 days prior to or delayed more than 30 days after October 10, 2007 (which is the one-year anniversary of our 2006 Annual Meeting of Shareholders). Neither the Company nor the Company’s Board of Directors or any committee thereof has timely received a shareholder nomination for a director for consideration at the annual meeting. Accordingly, the Company’s Board of Directors has determined that the election of directors at the 2007 Annual Meeting of Shareholders is an uncontested election.

Under Georgia law, if a nominee who is already serving as a director is not elected at the annual meeting in an uncontested election, the director would continue to serve on the Company’s Board of Directors as a “holdover director.” Under the Company’s Bylaws, any director who stands for election but fails to be elected must offer to tender his or her resignation to the Company’s Board of Directors. The Company’s Board of Directors, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under the Company’s Bylaws, the Board of Directors is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on the Company’s Board of Directors as a “holdover director.” All of the director nominees for the election of directors at the 2007 Annual Meeting of Shareholders are currently serving on the Company’s Board of Directors.

Abstentions will have no effect on the vote for the election of directors. Shareholders may not cumulate votes in the election of directors.

Each nominee has consented to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of the Board of Directors, (i) proxies will be voted for a substitute nominee selected by or at the direction of the Board of Directors, (ii) the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by the Company’s Board of Directors, or (iii) our Bylaws may be amended to reduce the number of directors serving on the Board of Directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT THE CLASS III DIRECTOR NOMINEES LISTED BELOW.

Directors

The following table sets forth, as of August 15, 2007, certain information concerning the director nominees and our other directors who will be continuing after the 2007 Annual Meeting of Shareholders.

Nominees for Election — Class III Directors — Terms Expire in 2010

Name	Age	Director Since	Positions Held

George C. Guynn	64	2007	Mr. Guynn was appointed as a director of the Company by the Board of Directors on January 8, 2007. Mr. Guynn retired in October 2006 from his position of President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Genuine Parts Company and serves on its Audit Committee.
James A. Rubright	60	2004	Mr. Rubright has served as Chief Executive Officer of Rock-Tenn Company, a manufacturer of paperboard, paperboard packaging and merchandising displays, since October 1999 and Chairman of its Board of Directors since January 2000. Mr. Rubright is a director of AGL Resources Inc., an energy company, and serves on its Compensation Committee.
Helen B. Weeks	53	1998	Ms. Weeks founded Ballard Designs, Inc., a home furnishing catalog business, in 1983 and served as Chief Executive Officer until she retired in 2002.
E. Jenner Wood III	56	1995	Mr. Wood became Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, in March 2001 and has served as Executive Vice President of SunTrust Banks, Inc. since 1994. SunTrust Banks, Inc. is a financial holding company that through its flagship subsidiary, SunTrust Bank, offers deposit, credit and trust and investment services. Mr. Wood is also a member of the Management Committee of SunTrust Banks, Inc. Mr. Wood is a director of Crawford & Company and serves on its Compensation Committee. He is also a director of Georgia Power Company and serves on its Finance Committee.

Continuing — Class I Directors — Terms Expire in 2008

Name	Age	Director Since	Positions Held

Cecil D. Conlee	71	1985	Mr. Conlee is Chairman of CGR Advisors, a real estate advisory company, and has held this position since 1990. Mr. Conlee serves on the Audit Committee of Vanderbilt University.
J. Reese Lanier, Sr.*	64	1974	Mr. Lanier is self-employed in farming and related businesses and has had this occupation for more than five years.
Robert E. Shaw	75	1991	Mr. Shaw retired in September 2006 from his position of Chief Executive Officer of Shaw Industries, Inc., a manufacturer and seller of carpeting to retailers and distributors. Mr. Shaw had held that position since 1971.

Continuing — Class II Directors — Terms Expire in 2009

Name	Age	Director Since	Positions Held

J. Hicks Lanier*	67	1969	Mr. Lanier has been Chairman and Chief Executive Officer of the Company since 1981. Mr. Lanier also served as President of the Company from 1977 until 2003. He serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company. He serves on the Audit Committees of SunTrust Banks, Inc. and Crawford & Company. He also serves on the Compensation Committees of Genuine Parts Company and Crawford & Company.
Clarence H. Smith	56	2003	Mr. Smith is President and Chief Executive Officer of Haverty Furniture Companies, Inc., a home furnishings retailer, and has held this position since January 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer of Haverty Furniture Companies, Inc. from 2000 to 2002, and Senior Vice President, General Manager — Stores of Haverty Furniture Companies, Inc. from 1996 to 2000. He is also a director of Haverty Furniture Companies, Inc.

*	J. Hicks Lanier and J. Reese Lanier, Sr. are first cousins. J. Reese Lanier, Jr., our Senior Vice President and Treasurer, is the son of J. Reese Lanier, Sr.

Conduct Policies for Directors, Officers, including Senior Financial Officers, and Employees

The Board of Directors has adopted a Conflict of Interest and Business Ethics Policy for all of our directors, officers and employees. It is our policy that all such covered persons must avoid any activity that is or has the appearance of being hostile, adverse or competitive with the Company’s business, or that interferes with the proper performance of their duties, responsibilities or loyalty to the Company. The Executive Committee of the Board of Directors has the authority, in its sole discretion, to approve any waiver of a provision of our Conflict of Interest and Business Ethics Policy granted to any of our employees (other than our officers). The Board of Directors has the exclusive authority, in its sole discretion, to approve any waiver of a provision of our Conflict of Interest and

Business Ethics Policy granted to any of our directors or officers. We will disclose on our Internet website at www.oxfordinc.com, to the extent and in the manner permitted by applicable law, any waiver of a provision of our Conflict of Interest and Business Ethics Policy granted to any of our directors or officers.

In addition, the Board of Directors has adopted an ethical conduct policy for our senior financial officers, including, among others, our principal executive officer (our CEO), our principal financial officer (our Executive Vice President) and our principal accounting officer (our Controller). These individuals are expected to adhere at all times to this ethical conduct policy. Failure to comply with this ethical conduct policy is a serious offense and will result in appropriate disciplinary action. The Board of Directors has the exclusive authority, in its sole discretion, to approve any material departure from a provision of this ethical conduct policy. We will disclose on our Internet website at www.oxfordinc.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under Section 13 or 15(d) of the Exchange Act, (i) the nature of any amendment to this ethical conduct policy (other than technical, administrative or other non-substantive amendments), (ii) our approval of any material departure from a provision of this ethical conduct policy, or (iii) our failure to take action within a reasonable period of time regarding any material departure from a provision of this ethical conduct policy that has been made known to any of our executive officers.

We have posted our Conflict of Interest and Business Ethics Policy and our ethical conduct policy for our senior financial officers on our Internet website at www.oxfordinc.com. A copy of each of these policies is available in print to any shareholder who so requests it. Requests for a copy of either of these policies should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors, and persons who beneficially own more than 10% of our common stock, file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership and changes in ownership of our equity securities. To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to us and certain representations made by such persons, all such persons complied with the applicable reporting requirements during fiscal 2007.

Submission of Director Candidates by Shareholders

On April 2, 2007, our Board of Directors amended the Company’s Bylaws to, among other things, specify the date and process by which shareholders may submit a director nomination in order for such nomination to be timely and acceptable for consideration at any annual meeting of shareholders.

Pursuant to our Bylaws, as now in effect, to be timely, a director nomination by a shareholder must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year’s annual meeting, a director nomination submitted by a shareholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to the annual meeting and (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Any recommendation received by our Secretary will be promptly forwarded to the Chairman of the Nominating, Compensation and Governance Committee for consideration.

Notice of a director nomination by a shareholder should include the following:

(1) the name and address of record of the shareholder making the nomination;

(2) a representation that the shareholder is a holder of record of shares of our capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(3) the class and number of shares of capital stock held of record, owned beneficially and represented by proxy by the shareholder and each proposed nominee, as of the date of the notice;

(4) the name, age, business and residence addresses and principal occupation or employment of each proposed nominee;

(5) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

(6) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

(7) the written consent of each proposed nominee to serve as a director if so elected.

In addition to candidates submitted by shareholders, the Nominating, Compensation and Governance Committee will also consider candidates recommended by directors, management, third party search firms and other valid and reliable sources. Candidates recommended by any of these sources will be equally evaluated and considered. The Nominating, Compensation and Governance Committee will compile a complete list of candidates recommended from any valid source and evaluate each candidate. Each candidate will be evaluated in the context of the current composition of the Board of Directors, the current needs of the Board of Directors and the long-term interests of our shareholders. After evaluating each candidate, the Nominating, Compensation and Governance Committee will vote on which candidates will be recommended to the full Board of Directors.

Audit Committee

As further described below under “Corporate Governance — Committees of the Board of Directors — Audit Committee,” our Board of Directors has organized an Audit Committee that, among other things, assists the Board of Directors in fulfilling its responsibilities with respect to the oversight of the integrity of our financial statements, reporting processes and systems of internal controls; our compliance with applicable laws and regulations; the qualifications and independence of our independent auditors; and the performance of our internal audit department and our independent auditors. Cecil D. Conlee, James A. Rubright and Clarence H. Smith are the members of the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate in accordance with the NYSE’s governance listing standards and the regulations of the SEC and that Mr. Conlee is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”).

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information, as of August 15, 2007 (except as noted), regarding the beneficial ownership of shares of our common stock by:

•	owners of 5% or more of our common stock;

•	our directors;

•	our named executive officers (as defined in “Executive Compensation — Compensation Discussion and Analysis — Compensation Philosophy and Objectives”); and

•	our directors and executive officers as a group.

Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. Unless otherwise indicated, the address for each shareholder on this table is c/o Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308.

	Beneficial Ownership of
	Common Stock
	Number of		Percent of
Name	Shares(1)		Class(1)

Columbia Wanger Asset Management, L.P.	2,302,400(a	)	12.89
Kornitzer Capital Management, Inc.	935,041(b	)	5.23
John A. Baumgartner	12,766(c	)	*
Thomas C. Chubb III	38,712(d	)	*
Christine B. Cole	1,867		*
Cecil D. Conlee	8,927		*
George C. Guynn	191		*
J. Hicks Lanier	1,612,109(e	)	8.98
J. Reese Lanier, Sr.	551,805(f	)	3.09
S. Anthony Margolis	26,973		*
James A. Rubright	1,315		*
Michael J. Setola	6,501(g	)	*
Robert E. Shaw	4,068		*
Clarence H. Smith	1,570		*
Helen B. Weeks	1,718		*
E. Jenner Wood III	2,170		*
All directors and executive officers as a group (19 persons)(h)	2,384,595(i	)	13.35(i	)

*	Less than 1%

(1)	Calculations based on an aggregate of 17,867,780 shares of our common stock outstanding at the close of business on August 15, 2007. In addition, the number of shares and percentage of the class beneficially owned for each shareholder assume the issuance of all shares attributable to outstanding options held by such shareholder that may be exercised within 60 days of August 15, 2007 but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group assume the issuance of all shares attributable to outstanding options held by such directors and executive officers that may be exercised within 60 days of August 15, 2007.

(a)	The shares reported are held by Columbia Wanger Asset Management, L.P. in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. Columbia Wanger Asset Management, L.P., has sole voting power over 2,082,400 of the reported shares and sole dispositive power over all of the reported shares. As reported by Columbia Wanger Asset Management, L.P., the shares reported include shares representing 8.76% of the Company’s outstanding common stock held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. The address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. This information was as of December 31, 2006 and was obtained from a Schedule 13G/A filed on January 10, 2007.

(b)	The shares reported are held by Kornitzer Capital Management, Inc. in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. As reported by Kornitzer Capital Management, Inc., Kornitzer Capital Management, Inc. is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported shares. Kornitzer Capital Management, Inc. has shared voting and dispositive power with respect to all shares reported. Its address is 5420 West 61st Place, Shawnee Mission, KS 66205. This information was as of December 31, 2006 and was obtained from a Schedule 13G filed on March 2, 2007.

(c)	Includes 8,800 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of August 15, 2007.

(d)	Includes 29,870 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of August 15, 2007.

(e)	Consists of 447,212 shares held individually by Mr. Lanier, 582,020 shares held in trust, 492,477 shares held by a charitable foundation of which Mr. Lanier is a trustee and 90,400 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of August 15, 2007. Mr. Lanier disclaims beneficial ownership of the reported shares held in trust and held by the charitable foundation of which Mr. Lanier is a trustee.

(f)	Consists of 474,306 shares held individually by Mr. Lanier, 76,899 shares held in trust and 600 shares held by Mr. Lanier’s wife. Mr. Lanier disclaims beneficial ownership of the reported shares held in trust and held by his wife.

(g)	Mr. Setola served as President of the Company until January 31, 2007. Section 16(a) of the Exchange Act requires that our officers, among others, file with the SEC certain reports with respect to such person’s beneficial ownership of our equity securities. Accordingly, Mr. Setola’s obligation to file such reports pursuant to Section 16(a) of the Exchange Act terminated in connection with the termination of his employment with the Company on January 31, 2007. Information regarding Mr. Setola’s beneficial ownership of shares of our common stock is based on a Form 4 filed by Mr. Setola with the SEC on August 7, 2006, the last report filed by Mr. Setola with respect to his beneficial ownership of our equity securities.

(h)	The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group include shares beneficially owned by Messrs. Gray and Tuman but do not include shares beneficially owned by Mr. Setola. Each of Messrs. Gray and Tuman was designated by the Company’s Board of Directors as an executive officer of the Company for purposes of Section 16 of the Exchange Act on July 27, 2007 and, accordingly, each was an executive officer of the Company on August 15, 2007. Mr. Setola resigned as President of the Company effective January 31, 2007. Mr. Setola’s beneficial ownership was excluded for purposes of this calculation because he was not an executive officer of the Company on August 15, 2007.

(i)	Of this amount, the executive officers not listed by name hold individually an aggregate of 68,045 shares, hold an aggregate of 19,606 shares in trust and have the right to acquire 31,300 shares pursuant to outstanding stock options that may be exercised within 60 days of August 15, 2007.

Under the rules of the SEC, a person may be deemed to beneficially own securities in which he or she has no financial interest. The information set forth above under this heading “Common Stock Ownership by Management and Certain Beneficial Owners” shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.

CORPORATE GOVERNANCE

The Board of Directors oversees the Company’s business in accordance with the Georgia Business Corporation Code, as implemented by our Articles of Incorporation and Bylaws. The directors are elected by our shareholders to oversee their interest in the long-term health and overall success of the Company. The Board of Directors serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The Board of Directors selects and oversees the members of senior management, who are charged by the Board of Directors with conducting the day-to-day business of the Company.

Director Independence

The Board of Directors annually reviews the independence of our directors. As a result of its annual review, the Board of Directors has affirmatively determined that none of the following director nominees has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, as a result, such directors are independent: George C. Guynn, James A. Rubright, Helen B. Weeks and E. Jenner Wood III. In addition, the Board of Directors has affirmatively determined that the following continuing directors are independent: Cecil D. Conlee, Robert E. Shaw and Clarence H. Smith.

In determining director independence, the Board of Directors broadly considers all relevant facts and circumstances, including the corporate governance listing standards of the NYSE. The Board of Directors considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that might impair the director’s ability to make independent judgments. Mr. E. Jenner Wood III has certain relationships with the Company that are described elsewhere in this proxy statement under the heading “Certain Relationships and Related Transactions.” The Board of Directors has determined that this relationship is not material for purposes of determining Mr. Wood’s independence in accordance with the NYSE corporate governance listing standards.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board of Directors and its committees. In accordance with its charter, the Nominating, Compensation and Governance Committee of the Board of Directors periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. We have posted our Corporate Governance Guidelines on our Internet website at www.oxfordinc.com. A copy of our Corporate Governance Guidelines is available in print to any shareholder who so requests it. Requests for a copy of our Corporate Governance Guidelines should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Director Self-Evaluation

In accordance with our Corporate Governance Guidelines, the Board of Directors annually conducts a self-evaluation of the Board of Directors. The Nominating, Compensation and Governance Committee oversees the Board of Directors’ self-evaluation process.

Meetings of Non-Employee Directors

Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately from the other directors in executive sessions. Our non-employee directors include directors who are independent, as determined by the Board of Directors, and any other directors who are not officers or employees of the Company even though they may have another relationship with the Company or its management that prevents them from being considered independent under the NYSE corporate governance listing standards.

Presiding Independent Director

Cecil D. Conlee is the presiding independent director, in accordance with our Corporate Governance Guidelines. The presiding independent director serves in a lead capacity to chair executive sessions of the non-employee directors and coordinate the activities of the other non-employee directors.

Succession Planning

The Board of Directors plans for succession to the position of Chief Executive Officer, as well as certain other senior management positions. To assist the Board of Directors, the Chairman and Chief Executive Officer periodically provides the non-employee directors of the Board of Directors with an assessment of senior executive officers and of their potential to succeed him. He also provides the non-employee directors with an assessment of persons considered potential successors to certain senior management positions.

Meetings of the Board of Directors; Attendance at the Annual Meeting of Shareholders

The Board of Directors met four times during fiscal 2007. Each of our incumbent directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and of all committees of which the director was a member during the period he or she was a director or served on such committees.

While the Company has not adopted a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of Shareholders, the Company encourages directors to attend the Annual Meeting of Shareholders in person. Each of the directors attended the Company’s 2006 Annual Meeting of Shareholders in person.

Committees of the Board of Directors

The Board of Directors has a standing Executive Committee, Audit Committee and Nominating, Compensation and Governance Committee.

Executive Committee

J. Hicks Lanier, Robert E. Shaw and E. Jenner Wood III are the members of the Executive Committee. Mr. Lanier is chairman of the Executive Committee.

The Executive Committee is authorized to exercise the authority of the full Board of Directors in managing the business and affairs of the Company. However, the Executive Committee does not have certain powers, including the following:

(1) to fill vacancies on the Board of Directors;

(2) to adopt, amend or repeal our Bylaws; or

(3) to approve or propose to shareholders any action that Georgia law requires to be approved by shareholders.

The Executive Committee did not meet in person during fiscal 2007 but acted by written consent on six occasions during fiscal 2007.

Audit Committee

Cecil D. Conlee, James A. Rubright and Clarence H. Smith are the members of the Audit Committee. Mr. Conlee is chairman of the Audit Committee. We have posted the Audit Committee’s charter on our Internet website at www.oxfordinc.com. A copy of our Audit Committee’s charter is available in print to any shareholder who so requests it. Requests for a copy of our Audit Committee’s charter should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

The Board of Directors annually evaluates the financial expertise and independence of the members of the Audit Committee. Following its review, the Board of Directors determined that Mr. Conlee is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K under the Securities Act. The Board also determined that all members of the Audit Committee are independent and are financially literate in accordance with the NYSE’s governance listing standards and the regulations of the SEC.

The Board of Directors established the Audit Committee (in accordance with Rule 10A-3 of the Exchange Act) to assist the Board of Directors in fulfilling its responsibilities with respect to the oversight of the following:

(1) the integrity of our financial statements, reporting processes and systems of internal controls;

(2) our compliance with applicable laws and regulations;

(3) the qualifications and independence of our independent auditors; and

(4) the performance of our internal audit department and our independent auditors.

The principal duties and responsibilities of the Audit Committee are set forth in its charter. The Audit Committee may exercise additional authority prescribed from time to time by the Board of Directors.

The Audit Committee met in person four times and acted by written consent on one occasion during fiscal 2007.

Nominating, Compensation and Governance Committee

Cecil D. Conlee, Robert E. Shaw and Helen B. Weeks are the members of the Nominating, Compensation and Governance Committee. Mr. Shaw is chairman of the Nominating, Compensation and Governance Committee. We have posted the Nominating, Compensation and Governance Committee’s charter on our Internet website at www.oxfordinc.com. A copy of the Nominating, Compensation and Governance Committee’s charter is available in print to any shareholder who so requests it. Requests for a copy of the Nominating, Compensation and Governance Committee’s charter should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

The Board of Directors has determined that all members of the Nominating, Compensation and Governance Committee are independent in accordance with the NYSE corporate governance listing standards. The purpose of the Nominating, Compensation and Governance Committee is to:

(1) assist the Board of Directors in fulfilling its responsibilities with respect to compensation of our executive officers;

(2) recommend candidates for all directorships to be filled;

(3) identify individuals qualified to serve as members of the Board of Directors;

(4) review and recommend committee appointments;

(5) take a leadership role in shaping our corporate governance;

(6) develop and recommend to the Board of Directors for adoption our Corporate Governance Guidelines;

(7) lead the Board of Directors in an annual review of its own performance; and

(8) perform other functions that it deems necessary or appropriate.

The Nominating, Compensation and Governance Committee also has the following responsibilities, among others, related to compensation of our directors, officers and other key employees:

(1) administering our stock option and restricted stock plans;

(2) administering our Executive Performance Incentive Plan;

(3) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”);

(4) evaluating the CEO’s performance in light of those goals and objectives;

(5) determining the compensation of the CEO based upon this evaluation;

(6) reviewing and approving the compensation of our executive officers; and

(7) making recommendations to the Board of Directors regarding non-chief executive officer compensation, incentive-compensation plans and equity-based plans.

To facilitate the Nominating, Compensation and Governance Committee’s fulfillment of its responsibilities relating to the compensation of the CEO, as well as certain of our other executive officers, our Corporate Human Resources Department and other internal resources provide information to the committee, as requested by the committee. In addition, in reviewing and approving the compensation of our executive officers (other than the CEO), the Nominating, Compensation and Governance Committee considers the recommendation and evaluation of the CEO in evaluating such compensation. The Nominating, Compensation and Governance Committee met in person on two occasions and acted by written consent on eight occasions during fiscal 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation programs are intended to motivate our officers and other key employees to achieve short- and long-term corporate goals that enhance shareholder value and to enable us to attract and retain exceptionally talented individuals. To meet these objectives, we aim to provide pay for performance by setting challenging Company-related and individual performance goals for our executives and conditioning a significant proportion of their compensation on the achievement of those goals. As a result, a significant proportion of our executive officers’ compensation, including the named executive officers described below, is variable, based on corporate, divisional and/or individual performance.

Named Executive Officers for Fiscal 2007

Under the rules of the SEC, we are required to disclose compensation and related information relating to our principal executive officer, our principal financial officer, our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year and up to two additional individuals for whom disclosure would have been provided pursuant to the preceding but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. We have determined that under these rules, our “named executive officers” for fiscal 2007 are Mr. J. Hicks Lanier, our Chairman and Chief Executive Officer, Mr. Thomas C. Chubb III, our Executive Vice President, Mr. S. Anthony Margolis, our Group Vice President, Mr. John A. Baumgartner, our Senior Vice President and Chief Information Officer, Ms. Christine B. Cole, our Vice President-Corporate Human Resources, and Mr. Michael J. Setola, our former President.

Elements of Executive Officer Compensation

Total compensation for our named executive officers consists of the following components:

•	base salary;

•	short-term incentive compensation;

•	long-term equity incentive compensation;

•	participation opportunities in other benefit plans, including our Employee Stock Purchase Plan, our Retirement Savings Plan, our Non-Qualified Deferred Compensation Plan and our Executive Medical Plan; and

•	perquisites.

In approving the total compensation paid to our named executive officers, our Nominating, Compensation and Governance Committee (which we refer to in this section of the proxy statement as our “compensation committee”) does not expressly allocate a specified percentage of total compensation to base salary, short-term incentive compensation and/or long-term equity incentive compensation. However, in determining base salary and the short-term incentive compensation that a named executive officer may receive at target (as further described below under “— Base Salary” and “— Short-Term Incentive Compensation”), our compensation committee considers the total cash compensation that would become payable to that officer in comparison to the total cash compensation ranges recommended by our Corporate Human Resources Department based on market surveys (as further described below under “— Benchmarking”).

Base Salary

Salaries are used to provide a fixed amount of compensation to our named executive officers for the performance of their duties.

Overview and Objectives.  The base salaries of our named executive officers are reviewed on an annual basis. The effective date of increases in the base salaries for our named executive officers has historically been August 1st of each year (with exceptions relating to our recently acquired businesses). Salary increases also occur periodically upon promotion or a significant increase in responsibilities. All salary increases for our executive officers are approved by our compensation committee.

All of the employment positions within our corporate headquarters function, including those for our named executive officers other than Mr. Margolis, are assigned a job level based on the requirements and responsibilities of the position. For each of these job levels (other than for our Chief Executive Officer), a salary range is determined by our Corporate Human Resources Department based on published market surveys of compensation of similarly positioned employees within our industry. These published surveys include industry specific reports from Mercer HR Consulting, ICR Limited, Towers Perrin and Watson Wyatt (as further described below under “— Benchmarking”). Our Corporate Human Resources Department periodically reviews and revises the salary ranges recommended for each of these job levels, including the salary ranges for each of our executive officers (other than Messrs. Margolis and Gray). Likewise, most employment positions within our Oxford Apparel and Lanier Clothes divisions are assigned a job level with salary ranges determined by our Corporate Human Resources Department based on market surveys. Within our Tommy Bahama and Ben Sherman divisions, employee salary ranges are established by divisional Human Resources departments based on market surveys of compensation of similarly positioned employees within the industry.

Each executive officer’s base salary is determined based on the person’s job level and individual responsibilities and performance. Our Chief Executive Officer recommends the salaries of all of our executive officers (other than our Chief Executive Officer) to our compensation committee. Our compensation committee determines the salary of our Chief Executive Officer and reviews and approves (with or without modification) the recommended salaries of all our other executive officers. In evaluating and determining the salary of our Chief Executive Officer, our compensation committee considers the Company’s performance and our Chief Executive Officer’s performance during the preceding fiscal year and the salaries of chief executive officers at a comparison group of “peer companies” (as further described below under “— Benchmarking”).

Chief Executive Officer Base Salary for Fiscal 2008.  In determining our Chief Executive Officer’s base salary for fiscal 2008, our compensation committee took into account our financial performance relative to other publicly-traded apparel companies and the compensation paid to chief executives at peer companies. Our compensation committee considered Mr. Lanier’s service to Oxford and recognized that during fiscal 2007 Mr. Lanier’s performance was noteworthy given the challenging retail environment and adverse economic conditions that prevailed. Our compensation committee reviewed the strategic actions taken by Mr. Lanier to improve our future profitability and growth prospects. In particular, our compensation committee noted the progress with our strategy of focusing on “lifestyle” brand businesses, as exemplified by the continuing success of the Tommy Bahama Group during fiscal 2007 and the improvements in certain of our other operating groups. Based upon this review, our compensation committee increased Mr. Lanier’s annual base salary from $800,000 to $832,000 for fiscal 2008. In determining Mr. Lanier’s base salary for fiscal 2008, our compensation committee observed that Mr. Lanier’s base salary is below the 40th percentile compared to the base salary paid to chief executives at peer companies.

Other Named Executive Officer Base Salaries for Fiscal 2008.  In recommending the base salaries of each of our other named executive officers (other than Mr. Margolis) for fiscal 2008, Mr. Lanier, in collaboration with our

Corporate Human Resources Department, evaluated the compensation paid to such officer in the context of the individual’s job level, the salary range recommended by our Corporate Human Resources Department for the applicable job level based on the survey data, the individual’s responsibility within the organization as a whole and the individual’s personal performance during fiscal 2007. In light of the efforts put forth by each of these other named executive officers during fiscal 2007, our compensation committee approved a 5.88%, 4.85% and 4.99% increase in base salary for each of Mr. Chubb, Mr. Baumgartner and Ms. Cole, respectively, effective August 1, 2007.

Mr. Margolis’ Base Salary for Fiscal 2008.  In the case of Mr. Margolis, Mr. Lanier took into consideration the Tommy Bahama Group’s performance during fiscal 2007, as well as the employment arrangement that we entered into with Mr. Margolis in connection with our acquisition of Tommy Bahama Group in June 2003. This employment arrangement provided for an annual increase of 5% of Mr. Margolis’ base salary (through fiscal 2007) if the Tommy Bahama Group’s profit before taxes (net of certain capital charges and other agreed upon adjustments) for the preceding fiscal year exceeded a specified target. Although Mr. Margolis’ prior employment arrangement did not specifically address the issue of his base salary for fiscal 2008, in light of the Tommy Bahama Group’s noteworthy performance for fiscal 2007 (including its achievement of its profit before taxes goal), Mr. Lanier recommended, and our compensation committee approved, a 5% increase in Mr. Margolis’ base salary for fiscal 2008, from $1,187,530 to $1,246,907.

Short-Term Incentive Compensation (Bonuses)

Overview and Objectives of our Executive Performance Incentive Plan.  Our executive officers are eligible to receive annual cash bonuses based on performance awards granted under our Executive Performance Incentive Plan (which we refer to as the “EPIP”). The EPIP was approved by our shareholders in 2003 and is administered by our compensation committee. A performance award under the EPIP generally entitles the participant to cash compensation based upon the achievement by Oxford or one or more of its business units of certain pre-established performance measures. For each EPIP participant, the bonus may be calculated as a percentage of base salary or as a percentage of a target bonus amount. Our compensation committee also has the authority under the EPIP to award bonuses to participants based on their individual personal performance.

The EPIP is used, among other things, to:

•	attract and retain qualified executives;

•	align the compensation paid to our executive officers with Oxford’s performance;

•	motivate our executive officers to work to achieve and exceed specific Company performance goals; and

•	facilitate the treatment of elements of compensation as “performance-based compensation” under the Internal Revenue Code (which is described in more detail below under “— Tax Deductibility Considerations”).

In administering the EPIP, our compensation committee establishes target bonus levels for our executive officers that are intended to reflect the individual’s responsibility within the organization and his or her ability to impact Company performance as a whole. Target bonus levels for our executive officers, which are approved annually by our compensation committee, typically are expressed as a percentage of base salary and, generally, such bonus percentages increase as an officer’s responsibilities within our organization increase. Our compensation committee believes that by having a relatively greater percentage of total compensation of our most senior executives tied to company performance, our shareholders’ interests are better served.

Fiscal 2007 Bonus.  For the fiscal 2007 bonus program under the EPIP, our compensation committee established target bonus levels for our named executive officers (other than Mr. Margolis) that included two elements:

•	a formula-based bonus element tied to the achievement of a company performance measures under the EPIP (which bonus element we refer to as the “formula bonus”); and

•	an individual performance based bonus element (which bonus element we refer to as the “individual performance bonus”).

The formula bonus element represented 67% of the target bonus level for each participant, while the individual performance bonus element represented 33% of the target bonus level. As has been the case for each year since the EPIP was implemented, in fiscal 2007 our compensation committee used return on net assets (“RONA”), as adjusted for non-recurring or unusual items, in setting performance measures for the formula bonus element of such bonus awards and in determining achievement of such performance measures. Specifically, our compensation committee established a threshold RONA, a target RONA and a maximum RONA for the fiscal year for each of our operating groups based on our business plan for the year. For fiscal 2007 (as was the case for each year since the EPIP was implemented), RONA (for purposes of determining achievement of the RONA performance measures) gave effect to a 10% capital charge on the assets employed in the applicable operating group(s). For fiscal 2007, each named executive officer’s (other than Mr. Margolis’) formula bonus was allocated as follows:

•	30% of the formula bonus was based on the satisfaction by the combined operations for our Oxford Apparel and Lanier Clothes divisions of a specified target RONA for those divisions;

•	55% of the formula bonus was based on the satisfaction by our Tommy Bahama division of a specified target RONA for that division; and

•	15% of the formula bonus was based on the satisfaction by our Ben Sherman division of a specified target RONA for that division.

Under the terms of the EPIP for fiscal 2007, if the applicable threshold RONA for a particular operating division(s) was not met or exceeded for fiscal 2007, no formula bonus would be awarded to a named executive officer in respect of the portion of the officer’s formula basis allocated to the RONA for the applicable operating division(s). For actual RONA performance between threshold RONA and target RONA or between target RONA and maximum RONA for the applicable operating division(s), the formula bonus allocated to the operating division(s) would be adjusted on a pro rata basis as a percentage of actual RONA compared to target RONA. If the maximum RONA was met or exceeded for an operating division(s), a named executive officer would be eligible to receive 150% of his or her target formula bonus allocated to the applicable operating division(s). For fiscal 2007, our compensation committee approved the following RONA performance goals for the applicable operating division(s):

•	A threshold RONA, target RONA and maximum RONA of 14.0%, 18.0% and 22.0%, respectively, for the combined operations for our Oxford Apparel and Lanier Clothes divisions;

•	A threshold RONA, target RONA and maximum RONA of 14.0%, 18.0% and 22.0%, respectively, for our Tommy Bahama division; and

•	A threshold RONA, target RONA and maximum RONA of 3.0%, 6.0% and 9.0%, respectively, for our Ben Sherman division.

By way of example, at the beginning of fiscal 2007, our compensation committee approved a target bonus level for Mr. J. Hicks Lanier of 105% of Mr. Lanier’s base salary. Mr. Lanier’s approved base salary for fiscal 2007 was $800,000 so his target bonus level (expressed in dollars) was $840,000. The formula bonus element represented 67% of the target bonus level, while the individual performance bonus element represented 33% of the target bonus level. Accordingly, for fiscal 2007, Mr. Lanier’s target formula bonus (expressed in dollars) was $562,800 and his target individual performance bonus (expressed in dollars) was $277,200. The target formula bonus (expressed in dollars) was allocated $168,840 to the satisfaction of the applicable target RONA by the operations of our Oxford Apparel and Lanier Clothes divisions; $309,540 to the satisfaction of the applicable target RONA by the operations of our Tommy Bahama division; and $84,420 to the satisfaction of the applicable target RONA by the operations of our Ben Sherman division.

Following the end of fiscal 2007, our compensation committee certified the results of the preceding fiscal year for purposes of determining satisfaction of the RONA performance measures. Specifically, for fiscal 2007:

•	the combined operations of our Oxford Apparel and Lanier Clothes divisions failed to achieve the threshold RONA;

•	our Tommy Bahama division exceeded the maximum RONA; and

•	our Ben Sherman division failed to achieve the threshold RONA.

Accordingly, Mr. Lanier’s target formula bonus was determined to be 82.5% of his aggregate target formula bonus, calculated as follows:

•	the percentage of the target formula bonus awarded in respect of the combined operations of our Oxford Apparel and Lanier Clothes divisions (0%) multiplied by the portion of the total target formula bonus allocated to the combined operations of our Oxford Apparel and Lanier Clothes divisions (30%), which equals 0%; plus

•	the percentage of the target formula bonus awarded in respect of the operations of our Tommy Bahama division (150%) multiplied by the portion of the total target formula bonus allocated to the operations of our Tommy Bahama division (55%), which equals 82.5%; plus

•	the percentage of the target formula bonus awarded in respect of the operations of our Ben Sherman division (0%) multiplied by the portion of the total target formula bonus allocated to the operations of our Ben Sherman division (15%), which equals 0%.

Accordingly, Mr. Lanier received a formula bonus of $464,310 (82.5% of his target formula bonus of $562,800).

Individual Performance Bonus.  For fiscal 2007, the individual performance bonus for our named executive officers (other than Mr. Margolis) was determined as a function of the percentage of the target formula bonus payable in respect of our performance for the fiscal year and the individual’s personal performance during the fiscal year. Since each of our named executive officers (other than Mr. Margolis) received 82.5% of his or her respective formula bonus for fiscal 2007, the individual performance bonus opportunity at target individual performance for each of the participating named executive officers was reduced to 82.5% of what his or her individual performance bonus opportunity would have been if each of our operating divisions had achieved target RONA. For example, because of our actual performance during fiscal 2007, Mr. Lanier’s individual performance bonus opportunity at target individual performance was reduced to $228,690 (which is 82.5% of what his individual performance bonus opportunity would have been if each of our operating divisions had achieved target RONA (i.e., 82.5% of $277,200)).

Our compensation committee has the authority to vary the individual performance bonus for each of our executive officers from 0% to 200% of the target individual performance bonus (as adjusted to give effect to the satisfaction of the RONA targets, as described above) based upon an individual’s performance during the fiscal year. For example, our compensation committee had the discretion to award Mr. Lanier an individual performance bonus between $0 and $457,380 (i.e., between 0% and 200% of his target individual performance bonus after giving effect to the satisfaction of the RONA targets). After considering Mr. Lanier’s individual performance during fiscal 2007, including the challenges faced in the retail and apparel industries, our compensation committee approved an individual performance bonus of $228,690 for Mr. Lanier in respect of fiscal 2007. By way of further example, if each of the applicable operating divisions had met or exceeded the applicable maximum RONA for fiscal 2007, Mr. Lanier would have been eligible to receive an individual performance bonus at target of $415,800 (which is equal to 150% of $277,200 (i.e., what his target individual performance bonus would have been if each of our operating divisions had achieved target RONA)). Under the terms of the performance awards under the EPIP for fiscal 2007, if the applicable threshold RONA had not been met or exceeded for fiscal 2007 by any of our applicable operating divisions, a participant in the EPIP would not have been eligible for any formula bonus or any individual performance bonus.

The individual performance bonuses for each of our named executive officers (other than our Chief Executive Officer) were reviewed and recommended to our compensation committee by our Chief Executive Officer. In evaluating the individual performance bonus element for participating executive officers, our compensation committee considered various criteria relative to the officer’s individual performance during the fiscal year. Our compensation committee approved the actual individual performance bonuses for each of these other named executive officers. The actual individual performance bonus paid to each of our named executive officers for fiscal 2007 are listed under the heading “Bonus” in the table below under “— Summary Compensation Table for Fiscal 2007.”

Mr. Margolis’ Bonus for Fiscal 2007.  With respect to Mr. Margolis’ bonus for fiscal 2007 under the EPIP, our compensation committee established a threshold, target and maximum bonus level for Mr. Margolis using the Tommy Bahama Group’s profit before taxes for fiscal 2007 as the applicable performance measure. Our compensation committee also established corresponding threshold, target and maximum profit before taxes performance goals of $67,561,000, $75,068,000 and $82,581,000, respectively for fiscal 2007. Specifically, the threshold profit before taxes performance measure equaled 90% of the Tommy Bahama Group’s target profit before taxes performance measure and the maximum profit before taxes measure equaled 110% of its target profit before taxes performance measure. If the threshold profit before taxes performance measure had not been met or exceeded for fiscal 2007, Mr. Margolis would not have been eligible to receive a bonus for fiscal 2007. If the maximum profit before taxes performance measure had been met or exceeded, Mr. Margolis would have been eligible to receive a bonus equal to 100% of his base salary for fiscal 2007. For performance between the threshold and target profit before taxes levels or between the target and maximum profit before taxes levels, Mr. Margolis’ actual bonus was to have been interpolated on a straight-line basis between 0% and 50% of his base salary or between 50% and 100% of his base salary, respectively, relative to the threshold, target and maximum performance measures. If the Tommy Bahama Group’s profit before taxes (net of certain capital charges and other agreed upon adjustments) for fiscal 2007 equaled the agreed upon target profit before taxes for the fiscal year, Mr. Margolis would have been entitled to receive a bonus equal to 50% of his base salary for fiscal 2007. For fiscal 2007, our compensation committee certified that the Tommy Bahama Group’s actual profit before taxes (which was $75,074,000) was essentially equal to its target profit before taxes goal and, therefore, the committee determined that the Mr. Margolis’ bonus for fiscal 2007 should be $593,765 (i.e., an amount equal to 50% of his base salary).

Fiscal 2007 Target and Actual Bonuses Paid.  The fiscal 2007 target and actual bonuses paid to each of the named executive officers and the fiscal 2008 target bonus level (expressed as a percentage of base salary) are shown in the table below.

	Target	Payout	Target	Maximum	Actual	Actual	Fiscal 2008
	Bonus	Range	Bonus	Bonus	Bonus	Bonus	Target Bonus
	Level (% of	(% of	Award	Award	Award	Award (% of	Level (% of
Name	Base Salary)	Base Salary)	($)	($)	($)	Base Salary)	Base Salary)

J. Hicks Lanier	105	0-209	840,000	1,675,800	693,000	86.6	105
Chairman and Chief Executive Officer
Thomas C. Chubb III	55	0-110	210,375	419,698	200,000	52.3	55
Executive Vice President
S. Anthony Margolis	50	0-100	593,765	1,187,530	593,765	50	50
Group Vice President
John A. Baumgartner	45	0-90	106,650	212,767	87,986	37.1	45
Senior Vice President and Chief Information Officer
Christine B. Cole	45	0-90	108,113	215,684	89,193	37.1	45
Vice President-Corporate Human Resources
Michael J. Setola(1)	55	0-110	437,250	872,314	161,348	20.3	—
Former President

(1)	Mr. Setola resigned as President of the Company effective January 31, 2007. A pro-rated formula bonus was paid to Mr. Setola in accordance with the terms of a release and non-solicitation agreement described under “— Termination, Severance and Change-in-Control Arrangements.” Pursuant to the terms of the release and non-solicitation agreement, Mr. Setola was not eligible for any individual performance bonus in respect of fiscal 2007.

Fiscal 2008 Bonus.  For fiscal 2008, our compensation committee has again approved the use of RONA as the performance measure for determining cash bonuses paid to each of our named executive officers (other than Mr. Margolis). For fiscal 2008, our compensation committee has approved RONA measures for these named executive officers based on the following allocation of the officer’s formula bonus:

•	55% of the formula bonus will be based on the satisfaction by our Tommy Bahama division of its specified target RONA;

•	10% of the formula bonus will be based on the satisfaction by our Oxford Apparel division of its specified target RONA;

•	10% of the formula bonus will be based on the satisfaction by our Lanier Clothes division of its specified target RONA;

•	10% of the formula bonus will be based on the satisfaction by our Ben Sherman division of its specified target RONA; and

•	15% of the formula bonus will be based on the satisfaction by our company as a whole of a consolidated target RONA.

In addition, Mr. Lanier recommended, and our compensation committee approved, profit before taxes performance measures and target bonus levels for Mr. Margolis similar to the methodology used in respect of fiscal 2007. The RONA and profit before taxes performance goals established by our compensation committee were based on the business plan and budgets for each of our divisions utilizing substantially the same methodology as used in establishing the fiscal 2007 performance goals. As noted above, in respect of fiscal 2007, our named executive officers (other than Mr. Margolis) received bonuses based on our achievement of 82.5% of the target RONA, and Mr. Margolis received a bonus based on the Tommy Bahama Group’s achievement of 100% of its target profit before taxes. We believe that if our performance as a whole, and that of our respective divisions, during fiscal 2008 resembles our performance during fiscal 2007 that we and our respective divisions would achieve similar proportions of the target performance measures.

Long-Term Equity Incentive Compensation

Overview and Objectives of our Long-Term Stock Incentive Plan.  Our Long-Term Stock Incentive Plan (which we refer to as the “LTIP”) was initially approved by our shareholders in 2004. Under the LTIP, our compensation committee has the authority to award equity grants to our non-employee directors and key employees (including the named executive officers). LTIP awards can be made in the form of incentive and non-qualified stock options, stock appreciation rights, restricted shares and restricted share units. Since the LTIP went into effect, our compensation committee has granted awards under the LTIP exclusively in the form of restricted stock and restricted share units, and we have not granted stock options to any of our executive officers since November 2003.

The Board of Directors and our compensation committee believe that granting awards under the LTIP in the form of restricted stock and restricted share units is in the best interests of our shareholders and is consistent with recent trends in equity-based compensation. Specifically, the use of equity awards such as restricted stock and restricted share units that can both lose value and increase in value as our stock price may fall or rise better aligns the interests of our directors and executive officers and our shareholders and reduces the dilutive effect to our shareholders that certain other types of equity awards may have.

Our compensation committee utilizes the LTIP to, among other things:

•	align the interests of our directors and executive officers with our shareholders;

•	provide a meaningful incentive to improve long-term growth and profitability;

•	encourage participants to enhance the growth of our company rather than just specific segments of our company; and

•	facilitate recruiting and retention of key executive talent.

The participants in the LTIP are limited and are approved annually by our compensation committee based upon input from management.

Grants of Restricted Stock and Restricted Share Units.  Under the LTIP, grants of restricted stock and restricted share units may be made or become vested based upon our achievement of “performance objectives,” which further facilitates alignment of the interests of shareholders and our directors and executive officers. All of the restricted stock and restricted share units granted to our key employees, including our named executive officers, since the LTIP went into effect have been made based on our achievement of an earnings per share threshold for an annual performance period (although during our fiscal year that ended on June 3, 2005 (which we refer to as “fiscal 2005”), the performance period was limited to the period beginning November 27, 2004 and ending June 3, 2005 because our compensation committee did not make awards under the LTIP until the LTIP was approved by our shareholders in October 2004).

Although any earned restricted stock awards and restricted share units are determined after the completion of our fiscal year, our compensation committee has further subjected the receipt of the stock, free and clear of any forfeiture restrictions, to a vesting period that ends on the third anniversary of the last day of the applicable performance period (i.e., restricted shares that were granted in respect of our earnings per share during fiscal 2007, if any, would vest and become free and clear of any forfeiture restrictions on the third anniversary of the end of fiscal 2007). The intent of delayed vesting is that the shares will increase in value over the vesting period based on sustained improvement of our performance over that period of time, and at the same time help retain our key employees. Our compensation committee does not currently have a policy or practice with respect to the timing of stock or option awards coinciding with the release of material non-public information. Since we have granted equity awards exclusively in the form of restricted stock with a delayed vesting period, our compensation committee does not believe that such a policy or practice is necessary or appropriate.

In the LTIP, each participant typically is assigned a threshold, target and maximum number of shares of restricted stock or restricted share units that may be received pursuant to the award. In determining the size of annual grants for our key employees, our compensation committee considers the employee’s position and level of responsibility, both of which reflect the individual’s ability to influence our long-term performance. The number of restricted shares of our common stock that a key employee, including each of the named executive officers, would receive at target performance pursuant to an award is considered by our senior management and our compensation committee when analyzing whether the total compensation opportunity for our executives is competitive in the relevant employment market.

LTIP Awards for Fiscal 2005 — Fiscal 2007.  As noted above, the performance measure used by our compensation committee for awards under the LTIP has been earnings per share (subject to adjustments that may be made for non-recurring or unusual non-cash items recognized in accordance with accounting principles generally accepted in the United States, or GAAP, as approved by our compensation committee). The awards to our named executive officers for each of fiscal 2005, our fiscal year that ended June 2, 2006 (which we refer to as “fiscal 2006”), and fiscal 2007 at threshold, target and maximum earnings per share, along with the corresponding performance targets and the shares of restricted stock and restricted share units actually awarded based on our performance, are set forth in the table below:

									Actual
									Restricted
									Shares
	Fiscal		Number of Restricted Shares (#)(1)			Earnings per Share Performance Objective ($)(2)			Awarded
Name	Year		Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)

J. Hicks Lanier	2007		1	3,500	5,250	3.11	3.43	3.59	0	(5)
	2006		1	3,500	5,250	3.33	3.45	3.57	2,335	(6)
	2005		1	3,500	5,250	1.71	1.835	1.96	5,250	(7)
Thomas C. Chubb III	2007		1	2,000	3,000	3.11	3.43	3.59	0	(5)
	2006		1	2,000	3,000	3.33	3.45	3.57	1,334	(6)
	2005		1	2,000	3,000	1.71	1.835	1.96	3,000	(7)
S. Anthony Margolis	2007		1	3,000	4,500	3.11	3.43	3.59	0	(5)
	2006		1	3,000	4,500	3.33	3.45	3.57	2,001	(6)
	2005	(4)	—	—	—	—	—	—	—
John A. Baumgartner	2007		1	1,000	1,500	3.11	3.43	3.59	0	(5)
	2006		1	1,000	1,500	3.33	3.45	3.57	667	(6)
	2005		1	750	1,125	1.71	1.835	1.96	1125	(7)
Christine B. Cole	2007		1	1,000	1,500	3.11	3.43	3.59	0	(5)
	2006		1	1,000	1,500	3.33	3.45	3.57	667	(6)
	2005		1	650	975	1.71	1.835	1.96	975	(7)
Michael J. Setola	2007		1	3,000	4,500	3.11	3.43	3.59	—	(8)
	2006		1	3,000	4,500	3.33	3.45	3.57	2,001	(6)
	2005		1	3,000	4,500	1.71	1.835	1.96	4,500	(7)

(1)	The number of restricted shares that are granted under these LTIP awards for earnings per share performance between the threshold and target performance objectives and between the target and maximum performance objectives are allocated on a straight-line basis between the number of shares that would be granted between threshold and target or between target and maximum, respectively.

(2)	The performance targets for fiscal 2005 and fiscal 2006 approved by our compensation committee give effect to the operation of our Womenswear Group during the applicable performance periods. We sold substantially all of the operating assets of our Womenswear Group operations effective on June 2, 2006, the last day of fiscal 2006. In determining whether our performance satisfied the performance objectives, our compensation committee may take into account adjustments to our actual earnings per share during the relevant performance period for non-recurring or unusual non-cash items recognized in accordance with GAAP.

(3)	The restricted shares granted to the named executive officers under these LTIP awards vest on the third anniversary of the last day of the applicable performance period to which the grants relate.

(4)	Our compensation committee did not award Mr. Margolis an award in respect of the performance period beginning November 27, 2004 and ending June 3, 2005.

(5)	Our actual earnings per share for fiscal 2007 for LTIP performance measure purposes was $2.93, which was below the threshold earnings per share. Accordingly, no restricted shares were granted pursuant to the awards in respect of the fiscal 2007 performance period.

(6)	Our actual earnings per share for fiscal 2006 for LTIP performance measure purposes was $3.41. Accordingly, participants under these LTIP awards received restricted shares representing 66.7% of the number of shares that would have been received at target.

(7)	Our actual earnings per share for the performance period beginning November 27, 2004 and ending June 3, 2005 for LTIP performance measure purposes was $1.98. Accordingly, participants under these LTIP awards received restricted shares representing the maximum number of shares under these awards.

(8)	Mr. Setola resigned from his position as our President effective January 31, 2007. Mr. Setola’s award in respect of the fiscal 2007 performance period was cancelled effective upon his resignation.

LTIP Awards for Fiscal 2008.  As was the case in each in each of the three preceding fiscal years, the performance measure for awards granted in respect of the fiscal 2008 performance period is earnings per share. Our compensation committee has approved the threshold ($3.19 per share), target ($3.35 per share) and maximum earnings per share ($3.53 per share) for this 12-month performance period and has approved awards to (i) Mr. J. Hicks Lanier of 3,500 shares at target earnings per share and 5,250 shares at maximum earnings per share and (ii) Mr. S. Anthony Margolis of 3,000 shares at target earnings per share and 4,500 shares at maximum earnings per share in respect of this 12-month performance period. Our compensation committee has generally discussed, but as of August 28, 2007 not finally approved, awards under the LTIP to certain of our other key employees, including the other named executive officers, but those awards would be subject to the same earnings per share performance objectives as those approved for Messrs. Lanier and Margolis.

Other Benefit Plans

Employee Stock Purchase Plan.  We have a tax-qualified Employee Stock Purchase Plan, which we refer to as the “ESPP,” generally available to all eligible employees based in the United States, including our named executive officers (other than employees who own 5% or more of our outstanding common stock. The ESPP allows participants to acquire shares of our common stock at a discount price. Mr. J. Hicks Lanier owns more than 5% of our common stock and is not eligible to participate in the ESPP.

The ESPP consists of four purchase periods each calendar year. Pursuant to the ESPP, participants are allowed to make voluntary payroll deductions that accumulate in individual accounts beginning on the first day of each calendar quarter. An employee who has elected to participate in the ESPP for a purchase period may not cancel that election or reduce the amount of his or her payroll deduction until the start of the next purchase period. At the end of each calendar quarter, the amount credited to each individual employee’s account is applied to the purchase of our common stock at a price equal to 85% of the market price as of the close of business on the last day of the applicable calendar quarter. Under the ESPP, during any calendar year, no participant may purchase more than 2,000 shares of our common stock or shares of our common stock with a fair market value of more than $25,000.

Retirement Savings Plan.  We provide retirement benefits to our eligible employees, including the named executive officers, who have achieved a minimum of one year of service under the terms of our tax-qualified retirement savings plan (which we also refer to as our “401(k) plan”). Our 401(k) plan is intended to promote retirement savings by providing employees with an opportunity to save in a tax-efficient manner. The named executive officers participate in our 401(k) plan on substantially the same terms as our other highly compensated employees.

During fiscal 2007, the Company made matching contributions of 100% of the first 3% of a participant’s compensation that was deferred, and matched 50% of the next 2% of a participant’s compensation that was deferred. Our company contributions are subject to limitations prescribed by the Internal Revenue Code. Our company contributions to the 401(k) plan vest immediately.

Although the terms of our 401(k) plan permit participants to make contributions to the plan from pre-tax compensation or after-tax compensation (or a combination of the two), after-tax contributions to our 401(k) plan are not permitted for individuals designated as “highly compensated employees” under applicable Internal Revenue

Service guidelines. All of our named executive officers are deemed highly compensated employees under applicable Internal Revenue Service guidelines.

Non-Qualified Deferred Compensation Plan.  We offer a Non-Qualified Deferred Compensation Plan, which we refer to as the “Deferred Compensation Plan,” to employees with a minimum base salary of $130,000, including the named executive officers. Under the Deferred Compensation Plan, a participant may defer up to 50% of base salary and up to 100% of an annual performance-based bonus. The named executive officers participate in the Deferred Compensation Plan on the same terms as our other eligible, participating employees.

All deferral elections are irrevocable. Annually, we make a matching contribution to each participant’s account for deferrals in excess of the 401(k) compensation limit, which for calendar year 2006 was $220,000, and any match lost in the 401(k) due to participation in the Deferred Compensation Plan.

The Deferred Compensation Plan is intended to offer our highly-compensated employees, including our named executive officers, a tax-efficient method for accumulating retirement savings, as well as to provide an opportunity for our executives to accumulate savings for significant expenses while continuing in service in a tax-efficient manner. Because the named executive officers have not received above-market rates of return under the Deferred Compensation Plan, earnings under the plan are not included in the table below under “— Summary Compensation Table for Fiscal 2007.” However, earnings and related activity under the Deferred Compensation Plan by our named executive officers during fiscal 2007.

Executive Medical Plan.  Certain key employees, including our named executive officers, are eligible to receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence under an insurance contract we have entered into effective January 1, 2007. Our executive medical plan reimburses eligible executives for reasonable, medically necessary expenses that are not covered under a base medical plan. Our executive medical plan also provides for a $100,000 accidental death and dismemberment policy that will pay an executive officer’s beneficiary the lump sum amount in the event of death as the result of a covered accident. Company contributions to each named executive officer during fiscal 2007 under our executive medical plan are included in the table below under “— Summary Compensation Table for Fiscal 2007.” Prior to calendar year 2007, our executive medical plan was a taxable, self-insured plan pursuant to which we reimbursed certain of our key employees, including our named executive officers, for qualified medical expenses. The maximum benefits payable to any employee prior to calendar year 2007 under our executive medical plan varied among our eligible employees as a function of each employee’s applicable job level within our organization.

Other Benefits.  In addition to some of the other compensation policies discussed above, our named executive officers are generally eligible to participate in and receive the same health, life insurance and disability benefits available to our U.S.-based, eligible employees generally (subject to certain distinctions in our plans that are applicable to employees of our subsidiaries).

We do not offer a defined benefit pension or supplemental executive retirement plan.

Perquisites

From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, as well as complementary meals at our Tommy Bahama restaurants. Certain of these discounts and benefits are offered to other designated employees from time to time. We offer these discounts and benefits because they represent common practice in the apparel industry. The aggregate amount of these discounts and benefits to each of our named executive officers is not readily ascertainable and is therefore excluded from the compensation disclosed in the tables set forth in the proxy statement.

Benchmarking

We review compensation paid by “peer companies” in determining the target cash compensation provided to our Chief Executive Officer. We use Equilar, Inc.’s database to access competitive market compensation, where available. The following publicly-traded companies, representing, among others, a mix of Georgia-based companies, apparel marketing companies and retailers (including certain department stores that are also our customers), were included in the peer company group we reviewed:

Aaron Rents, Inc.
Acuity Brands, Inc.
AGL Resources Inc.
AnnTaylor Stores Corporation
Caraustar Industries, Inc.
Carter’s, Inc.
Charming Shoppes, Inc.
Chico’s FAS, Inc.
ChoicePoint, Inc.
Coldwater Creek Inc.
Columbia Sportswear Company
Crawford & Company
Equifax Inc.
Exide Technologies
Flowers Foods, Inc.	Genuine Parts Company
Georgia Gulf Corporation
Graphic Packaging Corporation
Guess?, Inc.
Hartmarx Corporation
Haverty Furniture Companies, Inc.
Interface, Inc.
Jones Apparel, Inc.
Kellwood Company
Kenneth Cole Productions, Inc.
Liz Claiborne, Inc.
Mirant Corporation
Nordstrom, Inc.
Perry Ellis International, Inc.
Phillips-Van Heusen Corporation	Quiksilver, Inc.
RARE Hospitality International, Inc.
Rock-Tenn Company
Rollins, Inc.
Roper Industries, Inc.
Saks Incorporated
SunTrust Banks, Inc.
Superior Essex Inc.
Synovus Financial Corp.
The Dress Barn, Inc.
The Talbots, Inc.
The Timberland Company
The Warnaco Group, Inc.
Total System Services, Inc.
V. F. Corporation

This list of peer companies is developed at the direction of our compensation committee by our Corporate Human Resources Department with input from our Executive Vice President. Our compensation committee utilized compensation data from the foregoing peer companies in setting Mr. Lanier’s base salary, which was below the 40th percentile compared to the base salary paid to chief executives at peer companies, and in reviewing total compensation paid to chief executives at peer companies when establishing Mr. Lanier’s target bonus percentage. In determining Mr. Lanier’s target bonus percentage, which was set at 105% of his base salary for fiscal 2008, our compensation committee targets total cash compensation that is at the median of total cash compensation paid to chief executives at our peer companies.

We also review market data to help us establish the range of reasonable compensation for our other executive officers, assuming achievement of corporate, divisional and individual performance objectives. During fiscal 2007, we reviewed the following published surveys and related resources in reviewing compensation levels for our other executive officers: Watson Wyatt — Executive Management Survey; ICR Apparel Industry Survey; Mercer Executive Survey; Mercer Apparel Industry Survey; and the Equilar, Inc. database of peer companies. Generally, our executive officers’ target bonus levels are established to provide total cash compensation between the median and 75th percentile of total cash compensation paid to similarly situated individuals in our industry with the specific responsibilities and experience of our executive officers. Total compensation ranges (including bonus levels) for our executive officers are reviewed and revised periodically based upon similar reviews of the published market surveys.

Role of Executive Officers in Compensation Decisions

The chairman of our compensation committee develops the agenda for each meeting of the Committee in consultation with our senior management, as appropriate. Our senior management, in particular our General Counsel and Vice President-Corporate Human Resources, is responsible for developing appropriate agenda materials for our compensation committee’s review and consideration and documenting the actions of the committee. Our Chief Executive Officer, Executive Vice President, General Counsel and Vice President-Corporate

Human Resources regularly attend meetings of our compensation committee, excluding portions of meetings during which the committee requests to meet without one or more of such officers present.

Our Vice President-Corporate Human Resources and Executive Vice President are responsible for reviewing and summarizing executive compensation at peer companies, analyzing trends in executive compensation, reviewing with our compensation committee summary data relating to the range(s) of compensation for chief executive officers at peer companies, and making preliminary recommendations on executive officer compensation (other than the compensation of our Chief Executive Officer) to our Chief Executive Officer. Our Chief Executive Officer reviews the materials relating to compensation of other executive officers and makes recommendations to our compensation committee annually. Our compensation committee considers our Chief Executive Officer’s recommendations with respect to the compensation paid to other executive officers in approving the components of those officers’ compensation.

In making its determinations that relate to our or a division’s satisfaction of applicable performance criteria, our Controller provides our compensation committee with requested information relating to our financial performance, including offering a certification as to the actual performance relative to the established performance measure. Our compensation committee considers the Controller’s certifications in determining whether we have, or the applicable division has, met or exceeded the applicable performance measure.

Stock Ownership Guidelines

In part because our compensation committee believes in aligning the interests of management and our shareholders, on July 27, 2007, our Board of Directors established stock ownership guidelines for our executive officers, including the named executive officers. The ownership guidelines specify a target number of shares of our common stock that our executive officers are expected to accumulate and hold within five years of the later of the effective date of the guidelines or the date of appointment to the applicable position set forth in the guidelines (which we refer to as the “executive’s determination date”). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the executive’s determination date) and the executive officer’s base salary as of the executive’s determination date. Pursuant to these guidelines, each of our executive officers is expected to own or acquire shares of our common stock having a fair market value of a multiple of his or her base salary as indicated below:

•	Chief Executive Officer — 2.0x

•	President — 1.25x

•	Group Vice Presidents and Executive Vice Presidents — 1.0x

•	All Other Executive Officers — 0.5x

Shares owned outright by an executive officer or by members of his or her immediate family sharing the same household, restricted stock, shares acquired pursuant to the exercise of stock options, shares held in trust for the benefit of the executive officer or his or her immediate family and shares acquired through our ESPP are counted towards satisfying the applicable guideline. Unexercised stock options do not count towards satisfying the guidelines.

Tax Deductibility Considerations

It is the responsibility of our compensation committee to address the issues raised by Section 162(m) of the Internal Revenue Code of 1986. As it relates to us, Section 162(m) generally prohibits us from deducting the compensation of any executive officer that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our EPIP, and the formula-based incentive compensation paid under the EPIP, are structured to permit such awards to qualify as performance-based compensation to maximize the tax deductibility of such awards. Our compensation committee, as much as possible, uses and intends to use performance-based compensation to limit the amount of compensation paid by us that would not be eligible for deductibility. However, our compensation committee believes that we must be able to attract, retain and reward the executive leadership necessary to develop and execute our strategic plans and that the loss of a tax deduction may be necessary and appropriate in some circumstances. Accordingly, our compensation committee reserves the right to award compensation in excess of the Section 162(m) limits as it deems necessary or appropriate.

Termination, Severance and Change-in-Control Arrangements

Subject to the effect of local labor laws, all of our employees, including our executive officers, are employed at will. From time to time, we have entered into written employment arrangements with certain of our employees, including our executive officers, in connection with an acquisition or hiring a new employee. In addition, we have from time to time implemented discretionary separation programs that have provided for separation payments to departing employees.

Separation Payments to Mr. Setola

In connection with Mr. Setola’s resignation which became effective as of January 31, 2007, on February 5, 2007, the Company and Mr. Setola entered into a release and non-solicitation agreement in exchange for Mr. Setola (1) providing a customary release of any claims he may have against the Company and its affiliates, and (2) agreeing to certain covenants relating to non-solicitation, non-disparagement and confidentiality. The release and non-solicitation agreement provides for, among other things,

•	payment of $795,000, representing Mr. Setola’s annual base salary as then in effect, payable bi-weekly over the 52-week period following the effectiveness of his resignation;

•	payment of a pro-rated portion (based on the duration of fiscal 2007 during which Mr. Setola was employed) of the formula bonus under the EPIP (which was $161,348);

•	payment of premiums for up to one year of continuation medical / health insurance coverage under the Company’s medical plan up to a maximum of $9,000;

•	payment of premiums for up to one year of continuation medical coverage under the Company’s executive medical plan; and

•	vesting for 6,501 shares of the Company’s restricted stock previously granted to Mr. Setola under the LTIP.

Margolis Severance Arrangements

As described above under “— Compensation Discussion and Analysis — Base Salary” and “— Compensation Discussion and Analysis — Short-Term Incentive Compensation (Bonuses),” in connection with the Company’s acquisition of Tommy Bahama Group, we entered into a written employment arrangement with Mr. Margolis. The term of the employment arrangement expired on June 1, 2007 (the last day of fiscal 2007). Per the terms of this employment arrangement, if Mr. Margolis’ employment had terminated prior to June 1, 2007, including as a result of Mr. Margolis’ death, Mr. Margolis would have been entitled to receive his base salary as then in effect pursuant to the arrangement for the remainder of the term. In addition, pursuant to the terms of this employment arrangement, if Mr. Margolis’ employment had been terminated by our wholly owned subsidiary Tommy Bahama Group prior to June 1, 2007 (other than for “cause”), we would have continued to provide to Mr. Margolis participation in all of the benefit and welfare plans generally available to senior management executives of Tommy Bahama Group.

Other Named Executive Officer Severance and Change-in-Control Arrangements

None of our other named executive officers is party to any written employment, severance and/or change in control agreement.

Other Potential Post-Employment Payments

Stock Options.  All of the outstanding stock options held by our named executive officers as of May 31, 2007 (the date immediately preceding the last day of fiscal 2007) were granted under the Oxford Industries, Inc. 1992 Stock Option Plan or the Oxford Industries, Inc. 1997 Stock Option Plan. The outstanding options as of June 1, 2007 are set forth in the table under “— Outstanding Equity Awards at Fiscal Year-End” below. The outstanding stock options, in accordance with the terms of the Oxford Industries, Inc. 1992 Stock Option Plan or the Oxford Industries, Inc. 1997 Stock Option Plan, do not become immediately vested upon a change in control of the Company. Pursuant to the respective plans, the Nominating, Compensation and Governance Committee is charged with determining the treatment of any such options and may choose to accelerate vesting in its sole discretion.

The option agreements relating to those outstanding options provide that the options are not exercisable after employment ends (other than for death or disability). The option holder’s estate may exercise the option upon the holder’s death (including portions of the options that had not vested) for a period of one year. Similarly, the option holder may exercise the option upon termination due to disability (including portions of the options that had not vested) for a period of three months following termination of employment.

LTIP.  The restricted stock grants under the LTIP (and the performance share awards pursuant to which restricted stock could have been granted based upon the Company’s financial performance during fiscal 2007) held by our named executive officers and outstanding as of May 31, 2007 (the date immediately preceding the last day of fiscal 2007) do not provide for an acceleration of vesting or payments in the event of a change of control. In addition, our named executive officers would forfeit their entire interest in the restricted stock (or the performance share award pursuant to which the restricted stock was granted) if their service with the Company terminates for any reason whatsoever before the restricted stock becomes vested and non-forfeitable, unless the Nominating, Compensation and Governance Committee waives this forfeiture condition at the time service terminates.

Retirement Savings Plan.  The Company’s matching contributions under the 401(k) plan are immediately vested at the time they are made, and each participant is always fully vested in the value of his or her contributions under the plan.

Non-Qualified Deferred Compensation Plan.  Each of the named executive officers is fully vested in account assets held in the Deferred Compensation Plan discussed above. Under the terms of the Deferred Compensation Plan, if a participant (other than one eligible for retirement) terminates employment with the Company, the participant’s account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant and would be paid six month following termination of employment. If a participant who is eligible for retirement (one who is 65 years of age or who is 55 years of age with five years of service to the Company) terminates employment with the Company for any reason, the participant’s account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant until paid in accordance with the distribution election made by the participant.

Employee Stock Purchase Plan.  Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Executive Medical Plan.  Upon termination of employment, our named executive officers are generally ineligible to continue participation under the Executive Medical Plan and our other benefit and welfare plans (subject to rights to participate in continuation coverage under COBRA).

General.  We do not have any other written or unwritten arrangement, policy or plan which would provide payments, equity or acceleration of vesting on unvested stock or option awards to any of our named executive officers as a result of a termination of any kind, including following a change in control.

Summary Compensation Table for Fiscal 2007

The table below shows the compensation earned during fiscal 2007 by our named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation ($)	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(4)	($)(5)	($)

J. Hicks Lanier	2007	796,058	228,690	87,003	37,642	464,310	95,742	1,709,444
Chairman and Chief
Executive Officer
Thomas C. Chubb III	2007	378,952	83,715	49,716	31,262	116,285	31,688	691,618
Executive Vice President
S. Anthony Margolis	2007	1,187,530	—	20,896	—	593,765	12,637	1,814,828
Group Vice President
John A. Baumgartner	2007	235,581	29,035	20,385	14,594	58,951	19,047	377,593
Senior Vice President and
Chief Information Officer
Christine B. Cole	2007	238,791	29,434	18,595	—	59,759	25,489	372,068
Vice President-Corporate
Human Resources
Michael J. Setola(6)	2007	535,573	—	211,025	59,240	161,348	318,638	1,285,825
Former President

(1)	Amounts reported under “Bonus” reflect the individual performance bonus awarded to each of our named executive officers, as described above under “— Compensation Discussion and Analysis.”

(2)	Represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during fiscal 2007 by the Company in respect of restricted stock grants made to the named executive officers during fiscal 2007 and in prior periods. Pursuant to the rules of the SEC, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used in valuing the stock awards are described in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended June 1, 2007 and under the caption “Stock-Based Compensation” in note 1 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended June 1, 2007.

(3)	Represents the FAS 123(R) compensation expense recognized for financial statement reporting purposes during fiscal 2007 by the Company in respect of stock option grants made to the named executive officers during periods prior to fiscal 2007. Pursuant to the rules of the SEC, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used in valuing the option awards are described in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended June 1, 2007 and under the caption “Stock-Based Compensation” in note 1 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended June 1, 2007.

(4)	Amounts reported under “Non-Equity Incentive Plan Compensation” reflect the formula bonus awarded to each of our named executive officers, as described above under “— Compensation Discussion and Analysis.”

(5)	Amounts reported under “All Other Compensation” reflect the following amounts paid by the Company during fiscal 2007:

				Matching
				Contributions to	Discount
				Non-Qualified	on Stock
		Executive	Matching	Deferred	Purchased	Dividends
	Excess	Medical	401(k)	Compensation	Pursuant	on Stock
Name and	Group Life	Plan	Contributions	Plan	to the ESPP	Awards
Principal Position	Insurance ($)	($)	($)	($)	($)	($)

J. Hicks Lanier	8,382	13,478	10,489	57,599	—	5,794
Thomas C. Chubb III	395	2,723	9,173	14,577	3,676	3,310
S. Anthony Margolis	2,316	—	9,000	—	—	1,321
John A. Baumgartner	3,336	2,258	8,951	3,151	—	1,351
Christine B. Cole	—	10,796	9,502	3,275	686	1,230
Michael J. Setola	—	10,876	3,873	38,303	—	2,625

(6)	Mr. Setola resigned from his position as President of the Company effective January 31, 2007. “All Other Compensation” includes $262,962 paid to Mr. Setola as severance in accordance with the terms of his release and non-solicitation agreement described above under “— Compensation Discussion and Analysis.” In connection with his resignation, among other things, the Nominating, Compensation and Governance Committee approved the acceleration of vesting on 6,501 shares of restricted stock previously granted to Mr. Setola.

Grants of Plan-Based Awards in Fiscal 2007

The following table presents information for fiscal 2007 regarding equity awards granted under the Oxford Industries, Inc. Long-Term Stock Incentive Plan and awards granted under the Oxford Industries, Inc. Executive Performance Incentive Plan to the named executive officers.

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

J. Hicks Lanier		1	840,000	1,675,800
	8/3/06	1	840,000	1,675,800	1	3,500	5,250
Thomas C. Chubb III		1	210,375	419,698
	8/3/06				1	2,000	3,000
S. Anthony Margolis		1	593,765	1,187,530
	8/3/06				1	3,000	4,500
John A. Baumgartner		1	106,650	212,767
	8/3/06				1	1,000	1,500
Christine B. Cole		1	108,113	215,684
	8/3/06				1	1,000	1,500
Michael J. Setola		1	437,250	872,314
	8/3/06				1	3,000	4,500

(1)	Amounts set forth under “Estimated possible payouts under non-equity incentive plan awards” reflect potential bonus payments in respect of Company and individual performance during fiscal 2007 under the EPIP, which is described above under “— Compensation Discussion and Analysis.” Actual bonus payments to the named executive officers are reflected above under “— Compensation Discussion and Analysis” and under the summary compensation table under “— Summary Compensation Table for Fiscal 2007.”

(2)	The number of shares set forth under “Estimated future payouts under equity incentive plan awards” reflect potential restricted stock grants in respect of Company performance during fiscal 2007 under the LTIP, which is described above under “— Compensation Discussion and Analysis.” Following fiscal 2007, the Nominating, Compensation and Governance Committee determined that the threshold earnings per share threshold was not met or exceeded and, accordingly, no restricted stock grants were awarded.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table provides information with respect to outstanding stock options and restricted stock of the Company held by the named executive officers as of June 1, 2007.

		Option Awards					Stock Awards
											Equity
											Incentive
											Plan Awards:
										Equity	Market
										Incentive	or Payout
										Plan Awards:	Value or
									Market	Number	Unearned
							Number of		Value of	of Unearned	Shares,
		Number of	Number of				Shares or		Shares or	Shares,	Units
		Securities	Securities				Units of		Units of	Units or Other	or Other
		Underlying	Underlying		Option		Stock That		Stock That	Rights	Rights
		Unexercised	Unexercised		Exercise	Option	Have Not		Have Not	That Have	That Have
	Grant	Options	Options		Price	Expiration	Vested		Vested	Not Vested	Not Vested
Name	Date	(#) Exercisable	(#) Unexercisable		($)	Date	(#)		($)(1)	(#)(2)	($)(1)

J. Hicks Lanier	7/13/98	20,000	—		17.8281	7/13/08	—
	7/12/99	20,000	—		13.9375	7/12/09	—
	7/10/00	20,000	—		8.6250	7/10/10	—
	7/16/01	10,000	—		10.7250	7/16/11	—
	7/15/02	8,000	2,000	(4)	11.7250	7/15/12	—
	8/18/03	7,800	5,200	(5)	26.4375	8/18/13
	8/15/05	—	—		—	—	5,250	(6)	241,395
	8/3/06	—	—		—	—	2,335	(7)	107,363
										3,500	160,930
Thomas C. Chubb III	7/13/98	1,000	—		17.8281	7/13/08	—		—
	7/12/99	3,000	—		13.9375	7/12/09	—		—
	7/10/00	470	—		8.6250	7/10/10	—		—
	7/16/01	5,000	—		10.7250	7/16/11	—		—
	7/15/02	8,000	2,000	(4)	11.7250	7/15/12	—		—
	8/18/03	7,800	5,200	(5)	26.4375	8/18/13
	8/15/05	—	—		—	—	3,000	(6)	137,940
	8/3/06	—	—		—	—	1,334	(7)	61,337
										2,000	91,960
S. Anthony Margolis	8/3/06	—	—		—	—	2,001	(7)	92,006
										3,000	137,940
John A. Baumgartner	7/16/01	800	—		10.7250	7/16/11	—		—
	7/15/02	3,200	800	(4)	11.7250	7/15/12	—		—
	8/18/03	3,000	2,000	(5)	26.4375	8/18/13	—		—
	8/15/05	—	—		—	—	1,125	(6)	51,728
	8/3/06	—	—		—	—	667	(7)	30,669
										1,000	45,980
Christine B. Cole	8/15/05	—	—		—	—	975	(6)	44,831
	8/3/06	—	—		—	—	667	(7)	30,669
										1,000	45,980
Michael J. Setola(3)		—	—		—	—	—		—

(1)	The market value of stock awards reported is computed by multiplying the reported number of shares of stock that have not vested by $45.98, the per-share closing market price of our common stock on June 1, 2007, the last day of fiscal 2007.

(2)	Represents the target number of restricted shares that could have been granted pursuant to the LTIP based on the Company’s earnings per share during fiscal 2007. The Company’s actual earnings per share for fiscal 2007 for

LTIP performance measure purposes was below the threshold earnings per share and, accordingly, no restricted shares were granted pursuant to the awards in respect of the fiscal 2007 performance period.

(3)	Mr. Setola resigned from his position as our President effective January 31, 2007. Pursuant to the terms of an option agreement between us and Mr. Setola, dated as of November 17, 2003, Mr. Setola was entitled to exercise the vested and exercisable portion of the option previously granted to him for a period of up to thirty days following the effectiveness of his resignation. After such time, no options were exercisable by Mr. Setola. In addition, pursuant to the terms of a Release and Non-Solicitation Agreement entered into between the Company and Mr. Setola in connection with his resignation, 6,501 shares of our restricted stock that were previously granted to Mr. Setola became vested and non-forfeitable effective as of February 23, 2007.

(4)	The options reported as unexercisable became vested and exercisable effective on July 15, 2007.

(5)	One-half of the securities underlying options reported as unexercisable became vested and exercisable effective on August 18, 2007. The other one-half of the securities underlying options reported as unexercisable become vested and exercisable on August 18, 2008.

(6)	The restricted shares reported become vested and non-forfeitable on June 3, 2008.

(7)	The restricted shares reported become vested and non-forfeitable on June 2, 2009.

Option Exercises and Stock Vested During Fiscal 2007

The following table provides information on stock option exercises by the named executive officers and the vesting of restricted stock granted to the named executive officers during fiscal 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired	Realized
	Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

J. Hicks Lanier	—	—	—	—
Thomas C. Chubb III	1,000	35,735(1)	—	—
S. Anthony Margolis	—	—	—	—
John A. Baumgartner	—	—	—	—
Christine B. Cole	—	—	—	—
Michael J. Setola(2)	—	—	6,501	328,626(3)

(1)	The dollar amount is determined by multiplying (i) the number of shares of the Company’s common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of the Company’s common stock on the date of exercise and the exercise price per share of the options.

(2)	Mr. Setola resigned from his position as President of the Company effective January 31, 2007. Pursuant to the terms of an option agreement between the Company and Mr. Setola, dated as of November 17, 2003, Mr. Setola was entitled to exercise the vested and exercisable portion of the option previously granted to him for a period of up to thirty days following the effectiveness of his resignation. The disclosure set forth in the foregoing table does not include any option exercises effected by Mr. Setola after the effectiveness of his resignation because he was not an executive officer of the Company after January 31, 2007.

(3)	The dollar amount is determined by multiplying the number of shares that vested by the per-share closing price of the Company’s common stock of $50.55 per share on February 23, 2007, the date of vesting for the restricted shares granted to Mr. Setola.

Fiscal 2007 Non-Qualified Deferred Compensation

The following table shows the activity under the Non-Qualified Deferred Compensation Plan for each of the named executive officers during fiscal 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)(1)

J. Hicks Lanier	407,849	57,599	411,324	—	2,320,780
Thomas C. Chubb III	7,562	14,577	560	—	25,490
S. Anthony Margolis	74,221	—	236,427	—	1,362,532
John A. Baumgartner	3,022	3,151	3,260	—	17,102
Christine B. Cole	22,829	3,275	12,151	—	85,564
Michael J. Setola	105,684	38,303	92,001	—	576,646

(1)	The amounts reported in this “Aggregate balance at last FYE” column include amounts that are also reported as salary or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate balance at last FYE” column that represent salary and bonus that was reported in the Summary Compensation Tables in prior years, are quantified as follows:

			Total Amounts
		Amount Included in	Included in Both
	Amount Included in	Both Non-Qualified	Non-Qualified
	Both Non-Qualified	Deferred	Deferred
	Deferred	Compensation Table	Compensation Table
	Compensation Table	and Previously	and Fiscal 2007 or
	and Fiscal 2007	Reported in Prior	Prior Years’
	Summary	Years’ Summary	Summary
	Compensation Table	Compensation Table	Compensation Table
Name	($)	($)	($)

J. Hicks Lanier	57,599	198,343	255,942
Thomas C. Chubb III	14,577	—	—
S. Anthony Margolis	—	6,000	6,000
John A. Baumgartner	3,151	—	3,151
Christine B. Cole	3,275	—	3,275
Michael J. Setola	38,303	41,392	79,695

See “— Compensation Discussion and Analysis” for additional discussion about our Non-Qualified Deferred Compensation Plan.

Director Compensation

For fiscal 2007, a non-employee director who served as chair of the Audit Committee or the Nominating, Compensation and Governance Committee received an annual retainer of $30,000. All other non-employee directors received an annual retainer of $24,000. Each non-employee director is required to receive at least one-half of his or her annual retainer in the form of shares of our restricted stock and may elect to receive the remainder of the annual retainer in cash or in shares of our restricted stock. Each non-employee director receives a $1,250 meeting fee for each committee or Board of Directors meeting attended. Directors are reimbursed for their out-of-pocket expenses in attending meetings. Directors who are employees of the Company do not receive an annual retainer or meeting fees for their service on the Board of Directors. With respect to the non-employee directors’ annual retainer, Mr. Conlee and Ms. Weeks elected to receive 100% of their respective annual retainer in the form of shares of our restricted stock. All of the other non-employee directors elected to receive 50% of their respective annual retainer in the form of shares of our restricted stock.

The number of shares of our restricted stock to be issued in respect of each non-employee director’s annual retainer is based on the fair market value (based on the closing price of our common stock as reported on the NYSE) as of the grant date for the restricted stock. The grant date for the restricted stock is determined in advance by the Company’s management as of a reasonably practicable date early in the fiscal year with respect to the upcoming fiscal year. The grant date for shares of our restricted stock issued in respect of each non-employee director’s fiscal 2007 annual retainer was September 5, 2006 (other than with respect to Mr. Guynn, who was appointed to the Board of Directors on January 8, 2007). The grant date for shares of our restricted issued in respect of Mr. Guynn’s fiscal 2007 annual retainer (equitably adjusted for the portion of the fiscal year during which he served, based on the number of quarterly meetings of the Board of Directors in respect of fiscal 2007) was February 9, 2007.

For fiscal 2007, the Nominating, Compensation and Governance Committee also determined that it would provide our non-employee directors with the opportunity to receive additional restricted shares of our common stock under the LTIP pursuant to performance share awards. The number of restricted shares that were to be granted under those performance share awards was based upon the Company’s performance for fiscal 2007. Based upon the Nominating, Compensation and Governance Committee’s certification on July 27, 2007 of the Company’s earnings per share (calculated after giving effect to certain accounting adjustments) for fiscal 2007, no restricted shares were earned by our non-employee directors pursuant to these performance share awards.

The Nominating, Compensation and Governance Committee has generally discussed but not finally approved the grant of new performance share awards for the performance period comprising fiscal 2008, pursuant to which our non-employee directors may receive additional restricted shares.

Director Compensation for Fiscal 2007

The table below summarizes the compensation paid by the Company to non-employee directors for fiscal 2007. Directors who are employees of the Company do not receive an annual retainer or meeting fees for their service on the Board of Directors. Each of our employee directors is also an executive officer of the Company whose compensation paid by the Company is disclosed elsewhere in this proxy statement.

	Fees Earned	Stock	All Other
	or Paid in	Awards	Compensation	Total
Name	Cash($)	($)(1)	($)(2)	($)

Cecil D. Conlee	12,516	28,460	1,650	42,627
Thomas C. Gallagher(3)	15,765	27,614	340	43,719
George C. Guynn(4)	11,525	3,366	69	14,960
J. Reese Lanier, Sr.	17,015	15,460	996	33,471
James A. Rubright	22,015	19,448	879	42,342
Robert E. Shaw	22,508	16,801	1,467	40,776
Clarence H. Smith	22,015	10,134	761	32,910
Helen B. Weeks	7,530	35,440	1,119	44,089
E. Jenner Wood III	17,015	21,444	761	39,220

(1)	Represents the FAS 123(R) compensation expense recognized during fiscal 2007 by the Company in respect of restricted stock grants made to the named executive officers during fiscal 2007 and in prior periods. Pursuant to the rules of the SEC, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used in valuing the stock awards are described in note 7 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended June 1, 2007 and under the caption “Stock-Based Compensation” in note 1 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended June 1, 2007.

As of June 1, 2007, our non-employee directors held the following number of restricted shares of our common stock previously granted by the Company: Mr. Conlee owned 2,427 restricted shares; Mr. Gallagher owned no restricted shares; Mr. Guynn owned 191 restricted shares; Mr. Lanier owned 1,460 restricted shares; Mr. Rubright owned 1,315 restricted shares; Mr. Shaw owned 2,068 restricted shares; Mr. Smith owned 1,170 restricted shares; Ms. Weeks owned 1,718 restricted shares; and Mr. Wood owned 1,170 restricted shares.

In addition, as of June 1, 2007, the following non-employee directors had outstanding performance share awards granted pursuant to the LTIP that would entitle such director to receive the following target number of restricted shares of our common stock based on the Company’s earnings per share during fiscal 2007: Mr. Conlee — 500; Mr. Guynn — 375; Mr. Lanier — 500; Mr. Rubright — 500; Mr. Shaw — 500; Mr. Smith — 500; Ms. Weeks — 500; and Mr. Wood — 500. The Company’s actual earnings per share for fiscal 2007 for LTIP performance measure purposes was below the threshold earnings per share and, accordingly, no restricted shares were granted pursuant to the awards in respect of the fiscal 2007 performance period.

The grant date fair value of stock awards to each of our non-employee directors during fiscal 2007, determined in accordance with FAS 123(R), was as follows: Mr. Conlee — $45,748; Mr. Gallagher — $27,750; Mr. Guynn — $9,191; Mr. Lanier — $27,750; Mr. Rubright — $27,750; Mr. Shaw — $30,757; Mr. Smith — $27,750; Ms. Weeks — $39,735; and Mr. Wood — $27,750.

(2)	Represents the dollar value of dividends paid on unvested stock awards which was not factored into the grant date fair value for the stock. From time to time, our non-employee directors receive discounts on our apparel merchandise, as well as complementary apparel merchandise. The aggregate incremental cost to the Company of these discounts and benefits do not exceed $10,000 for any of our non-employee directors. We offer these discounts and benefits because they represent common practice in the apparel industry.

(3)	Mr. Gallagher resigned from the Company’s Board of Directors on January 8, 2007. In connection with Mr. Gallagher’s resignation, the Nominating, Compensation and Governance Committee approved a waiver of the forfeiture restrictions on all previous Company grants of restricted stock to Mr. Gallagher.

(4)	Mr. Guynn was appointed to the Company’s Board of Directors effective January 8, 2007.

Director Stock Ownership Guidelines

On July 27, 2007, the Board of Directors established stock ownership guidelines for our non-employee directors. The ownership guidelines specify a target number of shares of our common stock that our non-employee directors are expected to accumulate and hold within three years of the later of the effective date of the guidelines or the date of appointment to the Board of Directors (which we refer to as the “director’s determination date”). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the director’s determination date) and the amount of the director’s annual retainer as of the director’s determination date. Pursuant to these guidelines, each of our non-employee directors is expected to own or acquire shares of our common stock having a fair market value equal to one times his or her annual retainer.

Shares owned outright by a non-employee director or by members of his or her immediate family sharing the same household, restricted stock and shares held in trust for the benefit of the non-employee director or his or her immediate family are counted towards satisfying the applicable guideline.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of June 1, 2007, which was the end of fiscal 2007:

(c)
Number of
	(a)		Securities
	Number of		Remaining
	Securities to be	(b)	Available for
	Issued Upon	Weighted-Average	Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants	Warrants	Reflected in
Plan Category	and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders(1)
1992 Stock Option Plan	46,650	$13.77	—
1997 Stock Option Plan	318,300	22.72	—
Long-Term Stock Incentive Plan	—(2)	—	884,939(3)
Equity compensation plans not approved by security holders	—	—	—

(1)	Excludes shares to be issued under the Company’s Employee Stock Purchase Plan because the number of shares and weighted average purchase price cannot be determined at this time.

(2)	On August 3, 2006, the Nominating, Compensation and Governance Committee awarded performance share awards and restricted share unit awards to its non-employee directors and certain of its employees, including the Company’s executive officers. Restricted shares and restricted share units were issuable pursuant to these awards based on the Company’s performance during fiscal 2007 and other factors. The maximum, aggregate number of shares of our common stock that could have been granted pursuant to these awards was 107,775. The Nominating, Compensation and Governance Committee certified on July 31, 2007 that the Company’s performance during fiscal 2007 did not satisfy the threshold earnings per share target (calculated after giving effect to certain accounting adjustments) established under such awards. Accordingly, no restricted shares or restricted share units were granted pursuant to these awards, and the awards were cancelled. Accordingly, the table reflects the actual number of securities to be issued pursuant to the performance share awards and restricted share unit awards in respect of the fiscal 2007 performance period.

(3)	The LTIP provides that, among other things, shares that were available for grant as of the effective date of the LTIP, or that thereafter otherwise become available for grant, under any stock option or restricted stock plan of the Company other than LTIP (including the Oxford Industries, Inc. 1992 Stock Option Plan, the Oxford Industries, Inc. 1997 Stock Option Plan, and the Oxford Industries, Inc. 1997 Restricted Stock Plan) shall be deemed null and void and shall not be granted or available for grant under those plans or under the LTIP. Accordingly, the LTIP, which initially became effective on July 27, 2004, is the only currently-outstanding equity compensation plan pursuant to which new awards may be made.

NOMINATING, COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The Nominating, Compensation and Governance Committee of the Company’s Board of Directors has three members, each of whom is an independent, non-employee director. The Nominating, Compensation and Governance Committee administers our stock-based compensation plans. The Nominating, Compensation and Governance Committee also determines the compensation of our Chief Executive Officer and approves the compensation of our other executive officers. In previous proxy statements, the Nominating, Compensation and Governance Committee submitted reports that sought to describe in detail the philosophy and execution of our executive compensation programs. In accordance with the rules of the U.S. Securities and Exchange Commission that are now effective for this and future proxy statements, a new “Compensation Discussion and Analysis” section includes this information. In addition, the “Executive Compensation” section of this proxy statement includes more information concerning the compensation of our named executive officers than has been published previously. In this regard, the Nominating, Compensation and Governance Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review, the Nominating, Compensation and Governance Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Respectively submitted,

Robert E. Shaw, Chairman
Cecil D. Conlee
Helen B. Weeks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Cecil D. Conlee, Robert E. Shaw and Helen B. Weeks served on the Nominating, Compensation and Governance Committee of the Board of Directors during fiscal 2007. None of them are current officers or employees of the Company or any subsidiary, none of them are former officers of the Company or any subsidiary (except as described below) and none of them have any other direct or indirect relationship with the Company or any other entity that could reasonably be expected to influence their actions as members of the Nominating, Compensation and Governance Committee.

Mr. Conlee was an employee of the Company from 1963 to 1968. He served as the Company’s assistant treasurer during 1966 and as the Company’s treasurer and chief financial officer between 1967 and 1968. The Board of Directors determined that Mr. Conlee’s previous service to the Company would not reasonably be expected to influence his actions as a member of the Nominating, Compensation and Governance Committee.

Our Chief Executive Officer, J. Hicks Lanier, is a member of the board of directors and the compensation committee of Genuine Parts Company. During fiscal 2007, Thomas C. Gallagher served as a member of the Company’s Board of Directors. Mr. Gallagher is Chairman, Chief Executive Officer and President of Genuine Parts Company and served in that capacity during fiscal 2007. Mr. Gallagher resigned from the Company’s Board of Directors on January 8, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2007, Mr. E. Jenner Wood, III, one of our directors, was Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, a subsidiary of SunTrust Banks, Inc. (to which we refer collectively with its subsidiaries as “SunTrust”), and also served on the Management Committee of SunTrust Banks, Inc. Mr. J. Hicks Lanier, our Chief Executive Officer, is on the board of directors of SunTrust and its Audit Committee.

We maintain a syndicated credit facility under which subsidiaries of SunTrust serve as agent and lender. As of June 1, 2007, we had letters of credit outstanding of approximately $51.3 million under this credit facility. In fiscal 2007, the services provided and interest and fees paid to SunTrust in connection with certain services were as set forth below:

Service	Fees and Interest

Interest and agent fees for our credit facility	$525,000
Cash management and senior notes related services	$56,000
Trustee for deferred compensation plan	$8,000
Stock transfer agent	$2,000

Our aggregate payments to SunTrust for these services did not exceed 1% of our gross revenues during fiscal 2007 or 1% of SunTrust’s gross revenues during its fiscal year ended December 31, 2006.

REPORT OF THE AUDIT COMMITTEE

The ultimate responsibility for good corporate governance rests with the Board of Directors, whose primary role is providing oversight, counseling, and direction to the Company’s management in the best long-term interests of the Company and its shareholders. The Audit Committee, which operates under a written charter adopted by the Board of Directors, is composed of independent directors and oversees, on behalf of the Board of Directors, the Company’s financial reporting process and system of internal control over financial reporting. The Audit Committee’s charter is posted on the Company’s Internet website at www.oxfordinc.com.

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The Company has a full-time Internal Audit Department that reports to the Audit Committee and the Company’s senior management. The Internal Audit Department is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls related to, among other things, the reliability and integrity of the Company’s financial information and the safeguarding of the Company’s assets. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board, expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and making its own assessment of the effectiveness of the Company’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating and, when appropriate, replacing the Company’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended June 1, 2007 (“fiscal 2007”), including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90, and applicable law.

In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter regarding their independence from management and the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed this information with the independent auditors. The Audit Committee discussed with Ernst & Young LLP and the Company’s Internal Audit Department the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee held four meetings and acted by written consent on one occasion during fiscal 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for fiscal 2007 for filing with the U.S. Securities and Exchange Commission.

Respectfully Submitted,

Cecil D. Conlee, Chairman
James A. Rubright
Clarence H. Smith

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 2)

At the recommendation of the Audit Committee, the Company’s Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to serve as our independent auditors during the current fiscal year which commenced on June 2, 2007. Ernst & Young LLP has served as auditors for the Company since May 2002. The Board of Directors considers such accountants to be well qualified and recommends that the shareholders vote to ratify their appointment. Shareholder ratification of the appointment of auditors is not required by law; however, the Company’s Board of Directors considers the solicitation of shareholder ratification to be in the Company’s and its shareholders’ best interests.

Ratification of the appointment of Ernst & Young LLP to serve as our independent auditors during fiscal 2008 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

In view of the difficulty and expense involved in changing auditors on short notice, if the Company’s shareholders do not ratify the appointment of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP to serve as our independent auditors during fiscal 2008 will be permitted to stand unless the Company’s Board of Directors finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Company’s Board of Directors select other auditors for the following year. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to questions from shareholders.

Fees Paid to Ernst & Young LLP

The following table summarizes certain fees that we paid to Ernst & Young LLP for professional services rendered for fiscal 2007 and fiscal 2006:

Fee Category	Fiscal 2007 Fees($)	Fiscal 2006 Fees($)

Audit fees	1,290,000	1,417,000
Audit-related fees	35,000	30,000
Tax fees	57,000	95,000
All other fees	—	—

Total fees	1,382,000	1,542,000

Audit Fees.  “Audit fees” are fees for the audit of our annual and quarterly financial statements and for services normally provided in connection with statutory and regulatory filings, including fees incurred in meeting the compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  “Audit-related fees” are fees for audit-related services such as services related to potential business acquisitions and dispositions, assistance with implementation of recently adopted rules and regulations, compliance with rules and regulations applicable to accounting matters and audits performed pursuant to certain royalty and lease agreements.

Tax Fees.  “Tax fees” are fees for tax compliance, planning and advisory services.

Auditor Independence

The Audit Committee considered the effects that the provision of the services described above under the subheadings “Audit-related fees” and “Tax fees” may have on the auditors’ independence and has determined that such independence has been maintained.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Unless a service to be provided by the independent auditors has received general pre-approval under the policy, it requires specific pre-approval by the Audit Committee or the Chair of the Audit Committee before the commencement of the service.

Specific pre-approval is required for significant recurring annual engagements such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory or employee benefit plan audits.

Under the policy, general pre-approval is provided for:

•	audit services associated with a change in the scope of the annual audit engagement and additional audit procedures arising out of the Company’s adoption of (1) new accounting pronouncements, or (2) business transactions, regulatory matters, or matters not reasonably anticipated that arise in the conduct of the audit;

•	work associated with registration statements under the Securities Act (for example, post-report review procedures, comfort letters or consents);

•	statutory audits, employee benefit plan audits or other financial audit work for non-U.S. subsidiaries that is not required for the audits under the Exchange Act;

•	due-diligence work for potential acquisitions or disposals;

•	attest services to verify compliance;

•	advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations and financial accounting and disclosure requirements imposed by the SEC, the Financial Accounting Standards Board and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from the Company and access to the Ernst & Young LLP internet-based accounting and reporting resources;

•	assistance to the Company with understanding its internal control review and reporting obligations;

•	review of information systems security and controls;

•	tax return preparation and/or review and related tax services;

•	international tax planning, including foreign tax credit and cash repatriation planning; and

•	subject to certain exceptions, general federal, state and international tax planning and advice.

Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement by the Audit Committee or by the Chair of the Audit Committee, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. As appropriate, at each Audit Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services pre-approved by the Chair of the Audit Committee. The nature and dollar value of services performed under the general pre-approval guidelines are reviewed with the Audit Committee on at least an annual basis.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT AUDITORS DURING THE FISCAL YEAR WHICH COMMENCED JUNE 2, 2007.

OTHER MATTERS

The Board of Directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We will provide without charge, at the written request of any shareholder of record as of August 15, 2007, a copy of our Annual Report on Form 10-K, including the financial statements, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Shareholder Proposals and Communications to the Board of Directors

How do I submit a shareholder proposal?

On April 2, 2007, our Board of Directors amended the Bylaws of Oxford Industries, Inc. to, among other things, specify the date and process by which shareholders must give notice of a shareholder proposal in order for such proposal or nomination to be timely and acceptable for consideration at any annual meeting of the shareholders.

Pursuant to our Bylaws, as now in effect, to be timely, a shareholder proposal (other than a director nomination, which is discussed elsewhere in this proxy statement under the heading “Election of Directors — Submission of Director Candidates by Shareholders”) must be delivered to our Secretary within the time period specified in Rule 14a-8(e)(2) adopted pursuant to the Exchange Act. Pursuant to Rule 14a-8(e)(2), a shareholder proposal must be received by us not less than 120 calendar days before the date of our proxy statement to shareholders in connection with our annual meeting during the preceding year, provided that if the date of the annual meeting changes by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send proxy materials. Accordingly, in order for a shareholder proposal (other than a director nomination) to be presented at our 2007 annual meeting of shareholders, we must receive the proposal on or before May 7, 2008, provided that in the event the date of our 2008 annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after October 9, 2008, in order to be timely, a proposal by a shareholder (other than a director nomination) must be delivered a reasonable time before we begin to print and send proxy materials in connection with such annual meeting.

In addition, a shareholder proposal (other than a director nomination) should include the following:

(1) the names and business addresses of the shareholder proponent and all persons acting in concert with the proponent (including the names and addresses as set forth in our books);

(2) the class and number of shares of our capital stock beneficially owned by the proponent and the other persons identified in clause (1);

(3) a description of the proposal, containing all material information relating thereto; and

(4) other information our Board of Directors reasonably determines is necessary or appropriate to enable it and our shareholders to consider the proposal.

How can a shareholder or other interested party communicate with the Company’s directors, with the Company’s non-management directors as a group or with the Company’s presiding independent director?

Mail can be addressed to directors in care of the Office of the Secretary, Oxford Industries, Inc., 222 Piedmont Ave., N.E., Atlanta, Georgia 30308. At the direction of the Company’s Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to the directors at the next scheduled meeting of the Board of Directors. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors,” “Non- Management Directors” or the “Presiding Independent Director” will be forwarded or delivered to the presiding independent director, as designated in accordance with our Corporate Governance Guidelines. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board of Directors.

Expenses of Solicitation

We will bear the cost of solicitation of proxies by the Board of Directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We do not presently intend to pay compensation to any individual or firm for the solicitation of proxies, however, if the Company’s management should deem it necessary or appropriate, we may retain the services of an outside individual or firm to assist in the solicitation of proxies.

By Order of the Board of Directors

Thomas E. Campbell
Secretary

Our Annual Report to Shareholders for Fiscal 2007, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

OXFORD INDUSTRIES, INC.
PROXY - ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 9, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The executing shareholder(s) appoints J. HICKS LANIER, THOMAS C. CHUBB III and THOMAS E. CAMPBELL, and each of them, proxies, with full power of substitution, for and in the name of the executing shareholder(s), to vote all shares of the common stock of Oxford Industries, Inc. that the executing shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, October 9, 2007, at 3:00 p.m., local time, at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said persons are directed to vote as indicated on the reverse side, and otherwise in their discretion upon any other business.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

1. Proposal to elect the nominees listed below. If a nominee becomes unable to serve, the Proxy will be voted for a substitute nominee or will not be voted, as recommended by the Board of Directors.

Nominees:	FOR	AGAINST	ABSTAIN
George C. Guynn	☐	☐	☐
James A. Rubright	☐	☐	☐
Helen B. Weeks	☐	☐	☐
E. Jenner Wood III	☐	☐	☐

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

3. The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the annual meeting.

Please sign and date below and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box
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